Exhibit 10.2

AMENDED AND RESTATED
LIMITED LIABILITY
COMPANY AGREEMENT

of

ROYAL CORNERSTONE SOUTH CAROLINA PORTFOLIO, LLC,
a Delaware limited liability company,

by and between

CORNERSTONE OAKLEAF VILLAGE, LLC,
a Delaware limited liability company,
as a member

and

RSC SOUTH CAROLINA INTERESTS, LLC,
a Florida limited liability company,
as a member

Dated as of April 30, 2010

TABLE OF CONTENTS

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AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
ROYAL CORNERSTONE SOUTH CAROLINA PORTFOLIO, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) of ROYAL CORNERSTONE SOUTH CAROLINA PORTFOLIO, LLC, a Delaware limited liability company, dated as of April 30, 2010 (the “Effective Date”) by and among CORNERSTONE OAKLEAF VILLAGE, LLC, a Delaware limited liability company (“Managing Member”), as the Managing Member, and RSC SOUTH CAROLINA INTERESTS, LLC, a Florida limited liability company (“Non-Managing Member”), as the Non-Managing Member.

WITNESSETH:

WHEREAS, Royal Senior Care, LLC, a Florida limited liability company (“RSC” or “Royal”) formed Royal Cornerstone South Carolina Portfolio, LLC (the “Company”) as a limited liability company under the provisions of the Delaware Limited Liability Company Act, as amended from time to time (the “Delaware Act”);

WHEREAS, RSC executed that certain Limited Liability Company Agreement for the Company, effective as of March 26, 2010 (the “Original Agreement”);

WHEREAS, RSC and Managing Member have entered into that certain Membership Interests Sale and Purchase Agreement dated as of March 5, 2010 (the “Purchase Agreement”), pursuant to which, among other things, the Managing Member has purchased from RSC, and RSC has sold and assigned to Managing Member an eighty percent (80%) membership interest in the Company;

WHEREAS, RSC has contributed to Non-Managing Member its twenty percent (20%) membership interest in the Company;

WHEREAS, Managing Member and Non-Managing Member desire to amend and restate the Original Agreement in its entirety to set forth their respective rights and obligations with respect to the Company.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

FORMATION AND OTHER ORGANIZATION MATTERS

Section 1.1    Formation; Changes.
The Company was formed under the Delaware Act on March 26, 2010 (the “Formation Date”) by the execution, delivery and filing with the Secretary of the State of Delaware, of the Certificate of Formation of the Company, by Roger S. Goldman, as an “authorized person” within the meaning of the Delaware Act. Upon the filing of the Certificate of Formation with the Delaware Secretary of State his powers as an “authorized person” ceased, and RSC thereupon became the sole “authorized person”. Upon execution and delivery of this Agreement,  Managing Member became the sole “authorized person” and shall continue as the designated “authorized person” within the meaning of the Delaware Act, but subject to the provisions hereof.   The Members hereby amend and restate the Original Agreement of the Company in its entirety as set forth herein.  This Agreement replaces the Original Agreement of the Company and sets forth the ongoing rights and obligations of the Members and certain matters related thereto. Except as expressly stated herein to the contrary, the rights and obligations of the Members and the administration and termination of the Company shall be governed by the Delaware Act.

Section 1.2    Name.

The business of the Company shall be conducted under the name “Royal Cornerstone South Carolina Portfolio, LLC.”

Section 1.3    Term.

The term (“Term”) of the Company shall be from the Formation Date until December 31, 2069, inclusive, unless sooner terminated as hereinafter provided. The existence of the Company as a separate legal entity shall continue until cancellation of the Company as provided in the Delaware Act.

Section 1.4    Business.

The business of the Company is solely to (a) own, hold, finance, pledge and manage the sole equity interest in each of the Operating Companies  and (b) take any and all actions and make any and all decisions (i) in its capacity as the sole member of each of the Operating Companies  which owns or leases the Property, including, without limitation, in connection with the acquisition, management, financing, refinancing, ownership, vacating, renovating, leasing, insuring, selling, assigning, transferring and prosecuting or defending any and all legal proceedings relating to the Property and (ii) in connection with the ownership, financing, refinancing, selling, assigning, transferring and prosecuting or defending any and all legal proceedings relating to the interests of the Company in each of the Operating Companies; and do any and all other acts or things that may be necessary or incidental to carry on the business of the Company as described in clauses (a) and (b) above. The Company is not authorized to, and shall not, engage in any business other than as described in this Section 1.4.

Section 1.5    Names and Addresses of Members.

The names and addresses of the Members are as follows:

Cornerstone Oakleaf Village, LLC c/o Cornerstone Healthcare Plus REIT, Inc. Attn: Sharon C. Kaiser, Chief Financial Officer 1920 Main Street, Suite 400 Irvine, California 92614

RSC South Carolina Interests, LLC c/o Gazit Senior Care, Inc. 1696 N.E. Miami Gardens Drive North Miami Beach, Florida 33179 Attn: Sean Kanov

Section 1.6    Registered Office and Principal Place of Business.

The registered office of the Company in the State of Delaware shall be 2711 Centerville Road, Suite 400, Wilmington, Delaware and its registered agent for service of process on the Company at such office shall be Corporation Service Company.  The principal place of business of the Company shall be 1920 Main Street, Suite 400, Irvine, California 92614, or such other location hereafter determined by the Managing Member.

Section 1.7    Certain Definitions.

Certain capitalized words and phrases used in this Agreement and not otherwise defined in the body hereof are defined in Exhibit A and shall have the meanings set forth therein.

ARTICLE II
CERTAIN TAX AND ACCOUNTING MATTERS

The Members intend that the Company shall be taxed as a partnership for federal and state income tax purposes and shall not take any action that may result in the Company being taxed as other than a partnership for such purposes. Each and all of the provisions of Exhibit B annexed hereto and made a part hereof are incorporated herein and shall constitute part of this Agreement. Exhibit B provides for, among other matters, the maintenance of Capital Accounts, the allocation of profits and losses, and the maintenance of books and records.

ARTICLE III
CONTRIBUTIONS BY MEMBERS; FINANCING

Section 3.1    Capital Contributions.

(a)           Non-Managing Member has contributed to the Company (i) a one hundred percent (100%) membership interest in RSC Oakleaf Lexington LLC, a Florida limited liability company, and (ii) a one hundred percent (100%) membership interest in RSC Oakleaf Greenville LLC, a Florida limited liability company.

(b)           Pursuant to the Purchase Agreement, Managing Member has purchased from RSC, among other things, an eighty percent (80%) Membership Interest in the Company.

Section 3.2    Additional Capital Contributions.

(a)           Except as otherwise provided herein, no Member or Affiliate of any Member shall have the right or obligation to make any loan to the Company without the prior written consent of all Members. No Member shall have the right or be required to make any additional Capital Contribution to the Company unless such Capital Contribution has been approved as a Major Decision; provided, however, that Managing Member or Non-Managing Member, each in its sole and absolute discretion, may elect to make additional Capital Contributions to pay Necessary Expenses if Available Cash from Operations is not sufficient to pay for any such Necessary Expenses. If any additional Capital Contributions are approved or permitted as set forth above, then, prior to making any such contribution, one of the Members shall request in writing that the other Member fund its Membership Percentage of such additional Capital Contribution. In such event, Managing Member or Non-Managing Member shall have the right, but not the obligation, to contribute their Membership Percentage of the specified amount within thirty (30) days (or such shorter time period as may be appropriate under the circumstances, but in no event less than five (5) Business Days) after the date of receipt of notice of the request for such additional Capital Contributions.  Any amounts contributed pursuant to this Subsection 3.2(a) by any Member shall be added to the Capital Account of that Member.

(b)           If Managing Member or Non-Managing Member (in such instance, a “Non-Contributing Member”) does not contribute all of an additional Capital Contribution that is requested under Section 3.2(a) within the time period described in Section 3.2(a), then the contributing Member (the “Contributing Member”) shall elect either: (i) to cancel the request for the additional Capital Contribution made pursuant to Section 3.2(a) or (ii) (x) if the Non-Contributing Member does not contribute any portion of the requested additional Capital Contribution, to fund all amounts requested pursuant to Section 3.2(a) as a loan to the Company (a “Member Loan”) or (y) if the Non-Contributing Member shall have funded a portion, but not all, of the additional Capital Contribution requested from the Non-Contributing Member, to fund as an additional Capital Contribution such portion of the Capital Contribution requested from the Contributing Member the amount necessary to keep the additional Capital Contributions so made by the Members in proportion to their Membership Percentages and to fund the balance as a Member Loan to the Company. A Member Loan shall not be deemed to be a Capital Contribution for purposes of this Agreement. Each Member Loan shall bear interest at a rate equal to the lower of twelve percent (12%) per annum, compounded monthly, or the maximum rate of interest permitted by applicable law, and shall be recourse only to the assets of the Company. If a Member makes a Member Loan pursuant to this Section 3.2(b), then such Member shall receive payments with respect to such Member Loan as described in Sections 4.1 and 4.2 before any distributions are made with respect to Capital Contributions made by the Members pursuant to Sections 3.1 and 3.2(a).  The remedies provided in this Section 3.2(b) for the failure of a Member to fund its share of a requested Capital Contribution shall be the sole remedies available with respect thereto.  Nothing in this Section 3.2 shall be deemed to obligate any Member to cause any of its Affiliates to incur any Recourse Liabilities. The Company shall cause each of the Operating Companies to defer and accrue without remedy or recourse against the applicable Operators except to income actually received by such Operators, any rent and additional rent due under the Lexington Master Lease, or Greenville Master Lease, as the case may be, that is in excess of the amount of the monthly normally accruing payment of principal, interest and reserves under the Senior Loan (the “Loan Payment Excess”) and the payment or contribution by any Member of all or any portion of the Loan Payment Excess shall be a nullity and not be, or deemed or construed to be, the payment of any Necessary Expenses, or a Member Loan (nor to avoid all doubt, a Capital Contribution), and such payment or contribution shall not affect in any manner, any calculation or determination of any return on investment, annual return upon and in respect to any Unreturned Capital Contribution, or considered in determining or calculating any distributions hereunder or in determining or calculating the financial performance by the applicable RSC Manager pursuant to Section 1301.8 of the Management Agreement attached hereto as Exhibit C, or any substantially similar provisions in any subsequent RSC Management Agreement, or in any other agreement between or among the Managing Member or any one of its Affiliates, on one hand and Non-Managing Member or any one of its Affiliates, on the other hand (but does not cure or prevent what would otherwise be a event giving rise to a financial performance termination under any such RSC Management Agreement).

Section 3.3    Recoupment for Contributions.

Except as expressly provided herein, (a) no Member shall receive any recoupment or payment on account of or with respect to the Capital Contributions made by it pursuant to this Agreement, (b) no Member shall be entitled to interest on or with respect to any Capital Contributions, (c) no Member shall be entitled to withdraw any part of such Member’s Capital Contributions, and (d) no Member shall be entitled to receive any distributions from the Company except as otherwise set forth herein.

Section 3.4    Execution and Compliance with Senior Loan Documents.

The Members hereby approve and ratify (i) the Senior Loan, as obtained by the Operating Company from the Senior Lender pursuant to the Senior Loan Documents, as modified by that certain term sheet dated March 16, 2010, from the Senior Lender (as it may now or hereafter be amended from time to time, the “Term Sheet”) and (ii) execution and delivery of all documents and instruments necessary and appropriate to modify the Senior Loan Documents substantially in accordance with the provisions of the Term Sheet.  No Member shall be required to make additional Capital Contributions or loans to the Company so that the Company and the Operating Company can comply with those terms and conditions.  Managing Member will cause the Cornerstone Principal to execute and deliver customary “non-recourse” guaranties in connection with the Senior Loan, any replacement or refinancing thereof, or any other loan which shall be secured in part by a first mortgage encumbering the Property, covering matters ordinarily guaranteed in such agreements, including without limitation environmental liability of the Company (the “Recourse Liabilities”).

ARTICLE IV
DISTRIBUTIONS TO MEMBERS

Section 4.1    Distributions of Available Cash from Operations.

Subject to the provisions of the Senior Loan Documents (or any other loan documents entered into in accordance with the provisions of Section 5.1(b)(ii)), the Annual Budget, the Company shall make distributions of Available Cash from Operations quarterly; provided, notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Members if such distribution would violate Section 18-607 of the Delaware Act or any other applicable law.  Distributions of Available Cash from Operations shall be made in the following order of priority:

(a)           First, to the Members who have made Member Loans in accordance with Section 3.2(b) on a pro rata basis in accordance with the amounts of their respective unpaid Member Loans until each of them has received cumulative payments pursuant to this Section 4.1(a) equal to all interest due in respect of such Member Loans.

(b)           Second, to the Members who have made Member Loans pursuant to Section 3.2(b) on a pro rata basis in accordance with the amounts of their respective Member Loans until each of them has received cumulative payments pursuant to this Section 4.1(b) equal to the outstanding principal amounts of its respective Member Loans.

(c)           Third, to the Managing Member, until the Managing Member has achieved a 9% cumulative, non-compounding annual return upon and in respect to the amount of the Unreturned Capital Contribution (as hereinafter defined) of the Managing Member (the “Managing Member Preferred Return”).

(d)           Fourth, to the Non-Managing Member, until the Non-Managing Member has achieved a 9% cumulative, non-compounding annual return upon and in respect to the amount of the Unreturned Capital Contribution of the Non-Managing Member (the “Non-Managing Member Preferred Return”).

(e)           Fifth, until the Managing Member and Non-Managing Members have each achieved a 12% cumulative, non-compounding annual return upon and in respect to the amount of their respective Unreturned Capital Contribution, to the Members on a pro rata basis in accordance with their respective Membership Percentages.

(f)           Sixth, until the Managing Member and Managing Members have each achieved a 15% cumulative, non-compounding annual return upon and in respect to the amount of their respective Unreturned Capital Contribution, (i) 40.00% to Non-Managing Member, and (ii) 60.00% to Managing Member.

(g)           Seventh, thereafter:  (i) 45.00% to Non-Managing Member, and (ii) 55.00% to Managing Member.

Section 4.2    Distributions of Net Capital Transaction Proceeds.

Distributions of Net Capital Transaction Proceeds shall be made promptly following the Company’s receipt thereof.  All such distributions shall be made in the following order of priority:

(a)           First, to the Members who have made Member Loans in accordance with Section 3.2(b) on a pro rata basis in accordance with the amounts of their respective unpaid Member Loans until each of them has received cumulative distributions pursuant to Section 4.1(a) and this Section 4.2(a) equal to all interest due in respect of such Member Loans.

(b)           Second, to the Members who have made Member Loans pursuant to Section 3.2(b) on a pro rata basis in accordance with the amounts of their respective Member Loans until each of them has received cumulative distributions pursuant to Section 4.2(b) and this Section 4.2(b) equal to the outstanding principal amounts of its respective Member Loans.

(c)           Third, to the Managing Member, until the Managing Member has received and achieved the Managing Member Preferred Return, that is, a 9% cumulative, non-compounding annual return upon and in respect to the amount of the Unreturned Capital Contribution of Managing Member.

(d)           Fourth, to the Non-Managing Member, until the Non-Managing Member has received and achieved the Non-Managing Member Preferred Return, that is, a 9% cumulative, non-compounding annual return upon and in respect to the amount of the Unreturned Capital Contribution of Non-Managing Member.

(e)           Fifth, to the Managing Member, until the Managing Member has been repaid its entire Unreturned Capital Contribution.

(f)           Sixth, to the Non-Managing Member, until the Non-Managing Member has been repaid its entire Unreturned Capital Contribution, to the Non-Managing Member.

(g)           Seventh, until the Managing Member and Non-Managing Members have each achieved a 12% cumulative, non-compounding annual return upon and in respect to the amount of their respective Unreturned Capital Contribution, to the Members on a pro rata basis in accordance with their respective Membership Percentages.

(h)           Eighth, until the Managing Member and Managing Members have each achieved a 15% cumulative, non-compounding annual return upon and in respect to the amount of their respective Unreturned Capital Contribution, (i) 40.00% to Non-Managing Member, and (ii) 60.00% to Managing Member.

(i)           Ninth, thereafter:  (i) 45.00% to Non-Managing Member, and (ii) 55.00% to Managing Member.

Notwithstanding the foregoing, any distributions of Net Capital Transaction Proceeds occurring as a result of the Loan refinancing or restructuring with GECC as generally contemplated by the Term Sheet shall be distributed (i) 20.00% to Non-Managing Member, and (ii) 80.00% to Managing Member.

Section 4.3    Withholding Taxes with Respect to Members.

The Company shall comply with any withholding requirements under federal, state and local law that the Managing Member determines is required, and shall remit any amounts withheld to, and file required forms with, the applicable jurisdictions. All amounts withheld from Company revenues or distributions by or for the Company pursuant to the Code or any provision of any federal, state or local law, and any taxes, fees or assessments levied upon the Company, shall be treated for purposes of this Article 4 as having been distributed (as an advance) to those Members who received a credit for tax or other benefit with respect to the withheld amounts, or whose identity or status caused the withholding obligations, taxes, fees or assessments to be incurred. If the amount withheld exceeded the affected Member’s actual share of cash available for distribution, such Member shall reimburse the Company for such excess withholding or other amounts paid (as described above). Each Member agrees to furnish the Company with such representations, forms, or other information as the Managing Member shall reasonably request to assist it in determining the extent of, and in fulfilling, the Company’s withholding obligations, if any. As soon as practicable after becoming aware that any withholding requirement may apply to a Member, the Managing Member shall advise such Member of such requirement and the anticipated effect thereof. Such Member shall pay or reimburse to the Company all identifiable costs or expenses of the Company caused by or resulting from withholding taxes (including expenses incurred to reduce withholding taxes) with respect to such Member.

Section 4.4    Violation of Law.

Notwithstanding any other provision contained in this Agreement, the Company shall not make a distribution to a Member in respect of its interest in the Company if such distribution would violate the Delaware Act or other applicable law.

Section 4.5    Deemed Distribution/Re-contribution of Excess Expenses and Non-Recurring Capital Expenditures.

Notwithstanding any other provision contained in this Agreement, the Company shall upon actual payment thereof be deemed to have made distributions of:

(a)           Excess Expenses; and

(b)           Non-Recurring Capital Expenditures funded from Available Cash From Operations.

These distributions shall be deemed to have been made from Available Cash From Operations to the Members in accordance with, and in the order of priority of, Section 4.1 and immediately re-contributed by the respective members as additional Capital Contributions.

Section 4.6    Performance Termination of RSC Manager under RSC Management Agreement.

If any RSC Management Agreement shall terminate by reason of the exercise by Lexington Operator or Greenville Operator, as the case may be, of their right to terminate for financial non-performance by the applicable RSC Manager pursuant to Section 1301.8 of the Management Agreement attached hereto as Exhibit C, or any substantially similar provisions in any subsequent RSC Management Agreement, then the distributions to Non-Managing Member hereunder in Sections 4.1(f) and (g) and Sections 4.2 (h) and (i) shall be automatically redetermined and adjusted to reduce the proportion of such distributions to Non-Managing Member in Sections 4.1 (f) and Section 4.2 (h) from 40.00% to 20.00% and in Sections 4.1 (g) and Section 4.2 (i) from 45.00% to 20.00% and increase the proportion of such distributions to Managing Member in Sections 4.1 (f) and Section 4.2 (h) from 60.00% to 80.00% and in Sections 4.1 (g) and Section 4.2 (i) from 55.00% to 80.00%.

ARTICLE V
MANAGEMENT OF THE COMPANY

Section 5.1    Authority of Managing Member.

(a)           The Managing Member shall have the sole and exclusive authority to manage and implement the policies, operations and affairs of the Company and to make all decisions regarding the major policy decisions and over-all direction of the Company and the Operating Company and their respective businesses, including, without limitation causing the Operating Company to take any action in furtherance thereof; provided, however, that the Managing Member shall not have the authority to make any Major Decisions with respect to the Company or the Operating Company without the prior written consent of Non-Managing Member.

(b)          Each of the following matters (each a “Major Decision” and collectively, the “Major Decisions”) shall require the prior written approval of the Managing Member and Non-Managing Member:

(i)           acquisition by the Company or the Operating Company of any additional property, assets, business or project, either directly or indirectly, other than the acquisition or replacement of personal property in the ordinary course of business;

(ii)          causing or permitting the Company or any of the Operating Companies to incur any indebtedness whatsoever other than trade payables and other indebtedness in an amount less than $100,000.00, whether recourse or non-recourse, and securing the same with mortgages, deeds of trust and/or other assignments of assets of the Company; except that the Members acknowledge and agree that the Company is authorized and directed, on behalf of the Company and each of the Operating Companies, to comply with the provisions of the documents securing or governing the indebtedness which has been defined herein as, and constitutes, the Senior Loan from General Electric Credit Corporation, Agent for itself and one or more lenders (together with its successors and/or assigns, the “Senior Lender”), as the same may be modified substantially in accordance with the Term Sheet (to avoid all doubt, any additional amendments, modifications or extensions of the Senior Loan or any other loan is a Major Decision);

(iii)         the sale or other disposition of all or any material portion of the Company Property or the Property other than the sale or disposition of personal property being replaced in the ordinary course of business (the parties confirm that this Major Decision shall always be deemed to be above the Major Decision Materiality Threshold, regardless of the amount in dispute);

(iv)         the merger or consolidation of the Company or Operating Company with or into any other Person, any reorganization of the Company, the liquidation or dissolution of the Company or Operating Company, or the change or organization of the Company or Operating Company into any other legal form;

(v)          causing or permitting the Company or Operating Company to make any loan to any Person (for the purpose of this clause, accounts receivable from tenants or other occupants of the Property shall not be deemed to be a loan),  or to act as guarantor or surety to, for or on behalf of any other Person;

(vi)         issuance or sale of additional Membership Interests or admission of a new member in the Company or Operating Company other than in accordance with Article 8;

(vii)        filing or commencement of any Bankruptcy proceeding by or on behalf of the Company or Operating Company; consenting to the institution or continuation of any involuntary Bankruptcy proceeding against the Company or Operating Company or the conversion of an involuntary proceeding into a voluntary proceeding; the admission in writing by the Company or the Operating Company of its inability to pay its debts generally as they become due; or the making by the Company or Operating Company of a general assignment for the benefit of its creditors;

(viii)       the making of any additional Capital Contributions other than for Necessary Expenses in accordance with Section 3.2;

(ix)         entering into, modifying or exercising any rights or remedies under any contract (an “Affiliate Contract”) between the Company or Operating Company, on the one hand, and any Person in which any Member, Affiliate of any Member or any Family Member thereof,  or in which any partner, shareholder, member, director or officer, manager, or employee of any Member, Affiliate of any Member, or any Family Member thereof, directly or indirectly, owns or Controls more than five percent (5%) of the beneficial interest, on the other hand;

(x)           renewing, extending or modifying an Affiliate Contract or terminating an Affiliate Contract, provided however, that an RSC Management Agreement may be terminated in accordance with its terms without the consent of the Non-Managing Member;

(xi)         any amendment or modification of this Agreement, the Certificate of Formation of the Company, the Limited Liability Company Agreement, the Operating Company Limited Liability Company Agreement or Certificate of Formation of each of the Operating Companies ;

(xii)         commencing or threatening any legal proceeding or litigation of any type on behalf of the Company or Operating Company or settling, compromising or taking any other material action with respect to any litigation or legal proceeding of any type by, against or involving the Company if the amount in controversy shall exceed Fifty Thousand Dollars ($50,000.00);

(xiii)        causing or permitting the Company or Operating Company to distribute any Company Property or Operating Company Property in kind to any Member;

(xiv)       causing or permitting the Company or Operating Company to refinance, amend, modify or extend any loan obligation of the Company or Operating Company;

(xv)        the engagement of, or otherwise entering into any agreement with, any real estate broker or investment banker to market or list the Property for sale and the terms and conditions of any such brokerage, listing or similar agreement;

(xvi)       subject to the provisions of Section 5.3, the engagement of, or otherwise entering into any agreement with, an accountant or accounting firm to provide auditing services to the Company, except that the Members agree that Moore Stephens Lovelace, P.A. shall be the Company’s initial auditors (the “Auditors”) provided that Managing Member shall have the right to engage any reputable  accounting firm for auditing services at its sole cost and expense (and expressly not a Company cost or expense);

(xvii)      any action outside the purposes specified in Section 1.4;

(xviii)     the engagement of, or otherwise entering into any agreement with, any real estate broker with respect to leasing the Property and the terms and conditions of any such brokerage, listing or similar agreement;

(xix)        the hiring of any employees by the Company and the setting and increasing of their compensation, whether by salary, bonus, or otherwise;

(xx)         the hiring of any employees by the Operating Company for an annual salary or other compensation in excess of an aggregate of $50,000.00 and the setting and increasing of their compensation, whether by salary, bonus, or otherwise;

(xxi)        entering into or causing or permitting the Operating Company to enter into any lease for (Y) an potential aggregate term in excess of three (3) years (including all renewal and extension terms), (Z) or more than 2,000 rentable square feet, whether a commercial or residential lease.

(xxii)       the amendment, modification or revocation of the Lexington Master Lease or the Greenville Master Lease.

(xxiii)      without limiting the generality of the foregoing, indirectly or directly causing the Operating Company to take any of the foregoing actions;

(xxiv)      the adoption of the Annual Budget or any amendment or revision thereto; and

(xxv)       the amendment, modification or revocation of any Major Decision previously approved in accordance with this Agreement; and

(xxvi)      entering into, terminating or causing or permitting the termination of a Management Agreement, except if the same is a RSC Management Agreement, (to avoid all doubt, the Members acknowledge and agree that, if applicable, subject to its terms or as otherwise provided herein, Managing Member may terminate or cause or permit an RSC Management Agreement to be terminated without the consent of the Non-Managing Member and the engagement of the initial replacement manager in such event is not a Major Decision, all pursuant to the provisions of Section 5.2 hereof).

(c)          Each of the Managing Member and Non-Managing Member may propose to adopt, modify or revoke a Major Decision at any time.  Whenever a Member proposes to adopt, modify or revoke a Major Decision, it shall deliver a written notice (a “Major Decision Notice”) to the other Member (i) describing the proposal in sufficient detail and (ii) containing sufficient information to permit the other Member to make an informed decision on the proposal and shall subsequently provide to the other Member such additional information as the other Member may reasonably request.

(d)          A “Deadlock” shall be deemed to exist if, after receiving a Major Decision Notice:  (i) the Managing Member and Non-Managing Member have failed for any reason to mutually agree on accepting or rejecting the Major Decision for at least thirty (30) days after the Major Decision Notice was given and (ii) one such Member has delivered a notice (a “Deadlock Notice”) to the other Member in writing, given at any time before or after the end of such 30-day period that continuing failure to agree on the proposed Major Decision will constitute a Deadlock for purposes of this Agreement unless the Major Decision is agreed upon by the later of (A) five (5) days after the other Member’s receipt of the Deadlock Notice or (B) the end of the 30-day period described above.  As provided herein, if a Deadlock shall exist, then Managing Member or Non-Managing Member may initiate the Buy/Sell Procedures as provided in Article 6.

(e)           Subject to the provisions of the Senior Loan Documents (or any other loan documents (or any other loan documents entered into in accordance with the provisions of Section 5.1(b)(ii)), and the Annual Budget, the Managing Member shall cause the Operating Company to make quarterly distributions of Operating Company Available Cash to the Company.  Notwithstanding the foregoing, the Managing Member shall not be required to cause the Operating Company to make a distribution to the Company if such distribution would violate Section 18-607 of the Delaware Act or any other applicable law.

(f)           During the period of time ending two (2) years after the Effective Date (the “Major Decision Threshold Period”), the Members shall only have the right to initiate the Buy/Sell Procedures as provided in Article 6 if the Major Decision which is the subject of the Deadlock Notice shall involve a sum or value equal to, or in excess of, the Major Decision Materiality Threshold.  If during the period of time ending two years after the Effective Date, the Major Decision which is the subject of the Deadlock Notice shall involve a sum or value which is equal to or less than the Major Decision Materiality Threshold, then either Member shall have the right to submit the same to arbitration pursuant to the provisions of Section 5.1 (g) hereof.  After the Major Decision Threshold Period, such Major Decision Materiality Threshold shall not apply and the Buy/Sell Procedures may be initiated with respect to any Deadlock or for any or no reason.

(g)           During the period of time ending two (2) years after the Effective Date, each Member, as its sole recourse with respect to the resolution of any dispute or controversy arising out of a Deadlock with respect to a Major Decision involving a sum or value which is equal to or less than the Major Decision Materiality Threshold, may submit the same to settlement by binding arbitration administered by the American Arbitration Association under its then current Commercial Arbitration Rules. The judgment or award rendered by the arbitrator(s) shall be final and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof. Notice of demand for arbitration shall be filed by either Member in writing with the other Member and the American Arbitration Association.  The demand for arbitration shall be made within sixty (60) days after the Deadlock Notice. After the Major Decision Threshold Period, the arbitration requirements provided in this Section 5.1(g) shall not apply.

Section 5.2    Management Agreements.

(a)           The Members acknowledge and agree that from time to time, Lexington Operator and Greenville Operator shall enter into management agreements with property managers with respect to the applicable Property (each, a “Management Agreement”). The Members do not object to and hereby authorize to the extent applicable, RSC-LSC Management Company, LLC, a Florida limited liability company (“RSC-LSC”) being engaged as property manager of the Lexington Property and RSC-GSC Management Company, LLC, a Florida limited liability company (“RSC-GSC”) being engaged as property manager of the Greenville Property pursuant to Management Agreements substantially in the from attached hereto and incorporated by reference as Exhibit C.  RSC-LSC and RSC-GSC, and any other Affiliate of RSC or a Royal Principal (each an “RSC Manager”), may serve as the property manager for the Property; subject to the applicable termination provisions of the Management Agreement, as long as the Non-Managing Member is Controlled by one or more Royal Principals, Royal or an entity Controlled by one or more Royal Principals. Each of the Management Agreements attached hereto as Exhibit C and any other Management Agreement with RSC-LSC, RSC-GSC, or any other Affiliate of RSC or a Royal Principal is referred to a “RSC Management Agreement”).   In the event that RSC-LSC and RSC-GSC, or any other Affiliate of RSC or a Royal Principal is removed or otherwise ceases to serve as the property manager for the Property (other than by reason of an event of default by the applicable RSC Manager), the Managing Member shall choose the initial replacement property manager, subject to the consent of the Non-Managing Member, which consent shall not be unreasonably withheld.

(b)           In the event that any of the RSC Management Agreements shall be terminated or expire for any reason other than by reason of an event  of default thereunder by the RSC Manager or termination for convenience by the applicable RSC Manager under the applicable RSC Management Agreement by RSC-LSC, RSC-GSC, and any other Affiliate of RSC or a Royal Principal that is then currently serving as the property manager for the Lexington Property or Greenville Property, then the Non-Managing Member shall at any time thereafter have the right to initiate the Buy-Sell Procedures hereunder (except as limited by subclauses 6.1(a)(A) and (B)).

Section 5.3    Selection of Auditors.

At any time after December 31, 2011, either Member (the “Member Electing Removal of Auditor”) may elect to change the Auditors by providing written notice of such election (an “Auditor Removal Notice”) to the other Member (the “Member Responding to Auditor Removal Notice”).  In the Auditor Removal Notice, the Member Electing Removal of Auditor shall propose to the Member Responding to Auditor Removal Notice a list of three (3) possible accounting firms acceptable to the Member Electing Removal of Auditor. The Member Responding to Auditor Removal Notice shall select one (1) accounting firm from the list, and shall give the Member Electing Removal of Auditor written notice of the selected accounting firm within ten (10) days after receipt of the Auditor Removal Notice.

Section 5.4    Limited Reimbursement of Expenses.

The Company shall, or shall cause the Operating Company to reimburse the Members and their respective agents or representatives for all direct, actual, reasonable, verifiable, out-of-pocket incidental costs and expenses incurred by them with Third Parties which are incurred by the Members in connection with the acquisition and financing of the Property and the preparation and negotiation of this Agreement and the documents required hereunder (which costs and expenses shall expressly not include, the structuring of the investment by the Members and their respective Affiliates), which shall not exceed _________ for Managing Member and _____________ for Non-Managing Member, or (b) are directly attributable to the business of the Company and/or the Operating Company and are incurred for and on behalf of the Company and/or the Operating Company, in accordance with an Approved Budget.  It is expressly understood that the Company shall not be responsible for, or reimburse any of, the salaries or other compensation of such Member’s employees, or any general or administrative overhead of any Member, including, but not limited to, rent.  Without waiving the effect of the foregoing provisions, the Members hereby authorize and direct the Company to cause the following to be paid or reimbursed, as costs and expenses of the Company:  (i) the fees and costs of the law firms of Foley & Lardner LLP, and DLA Piper and the accounting firm of Deloitte and Touche LLP, which represented the interest of Managing Member in connection with this transaction; (ii) the fees and costs of the law firms of Carlton Fields, P.A. and Womble Carlyle Sandridge & Rice, PLLC, which represented the interests of the Non-Managing Member in connection with this transaction.

ARTICLE VI
BUY-SELL PROCEDURES

Section 6.1    Buy-Sell Procedures.

(a)           Managing Member or Non-Managing Member shall each have the right to initiate and complete the buy-sell procedures described in this Article (collectively, the “Buy-Sell Procedures”) at any time: (i) during the continuance of a Deadlock with respect to a Major Decision, but during the period of time expiring two (2) years after the Effective Date, only if such continuing Deadlock shall pertain to a Major Decision involving a sum or value which shall exceed the “Major Decision Materiality Threshold”, (ii) in any event, for any or no reason, after two (2) years from the Effective Date, or (iii) if any RSC Management Agreement shall (1) terminate, (2) expire or (3) the applicable Operator shall reenter or retake possession of any portion of any Facility, in respect to any of subclauses (1), (2) or (3) of this Section 6.1(a)(iii), for any reason other than a termination by the applicable RSC Manager by convenience pursuant to Section 1301.6 of the Management Agreement attached hereto as Exhibit C, or any substantially similar provisions in any subsequent RSC Management Agreement, or a termination or retaking of possession of any portion of any Facility by the applicable Operator by reason of an event of default by the applicable RSC Manager pursuant to Section 1301.3, of the Management Agreement attached hereto as Exhibit C, or any substantially similar provisions in any subsequent RSC Management Agreement, provided however that the termination of any RSC Management Agreement or retaking of possession of any portion of any Facility by the applicable Operator by reason of an event of default by the applicable RSC Manager shall be deemed to be a termination by the applicable Operator for convenience (to avoid all doubt, there shall be no termination or other fee payable in such event) and permit the initiation of the Buy-Sell Procedures by Non-Managing Member unless the applicable RSC Manager failed to use reasonable commercial efforts to prevent such event of default. Notwithstanding the foregoing or anything else in this Agreement to the contrary: (A) to the extent the Company has agreed, in accordance with the terms of this Agreement, to sell the Property to a Third Party pursuant to a legally binding agreement that has not been terminated, the Buy-Sell Procedures specified in this Article 6 shall not be initiated; (B) no Member shall have the right to initiate the Buy-Sell Procedures while the Buy-Sell Procedures previously initiated by a Member are continuing and have not yet been completed or terminated in accordance with the applicable provisions of this Agreement; and (C) Managing Member shall not have the right to initiate the Buy-Sell Procedures if any of the transfers contemplated thereby would be prohibited by the terms of the Senior Loan Documents (unless the only transfer so prohibited would be the transfer to the initiating Member and such Member pays off the Senior Loan or obtains the consent of the Senior Lender thereto and indicates its intention to so pay off the Senior Loan or that it intends to obtain such consent in the Buy-Sell Notice). The Buy-Sell Procedures shall also govern and control the Membership Interests in Tenant Portfolio so that the initiating of the Buy-Sell Procedures hereunder shall automatically include, at no additional charge or expense, the purchase of the entire Membership Interest of the Seller, or its Affiliate, if applicable, in Tenant Portfolio. The Members acknowledge and agree that the Tenant Portfolio Agreement does not contain comparable buy-sell provisions as the intent of the Members is that the initiating of the Buy-Sell Procedures under this Agreement shall govern and control in each instance, the applicable membership interests in Tenant Portfolio. Cornerstone Oakleaf Village TRS, and RSC South Carolina Interests, LLC shall join in the execution of this Agreement to evidence that its, and their respective successors’ and assigns’, entire membership interest in Tenant Portfolio shall be subject to, and governed by, the Buy-Sell Procedures.

(b)           The Member who elects to initiate the Buy-Sell Procedures (the “Offeror”) shall give written notice (the “Buy-Sell Notice”, and the date on which the Buy-Sell Notice is given shall be referred to herein as the “Buy-Sell Notice Date”) to the other Member (the “Offeree”), which notice shall:

(i)           specify an amount (the “Gross Price”) representing a gross sales price for the Company Property;

(ii)          specify the aggregate amounts that each Member would be entitled to receive (including as a result of the repayment of any Member Loans) if all of the Property were sold for such Gross Price (but without taking any reductions or credits from the Gross Price on account of transfer taxes, closing costs or other general transaction expenses that would have been incurred in connection with an actual sale for the Gross Price), all loans or indebtedness owed by the Company and/or the Operating Company were repaid, the Operating Company and the Company were immediately dissolved and the net proceeds of such sale were distributed in liquidation in accordance with Article 4 (the amount so payable to the Offeree being referred to herein as the “Offeree Price” and the amount so payable to the Offeror being referred to herein as the “Offeror Price”; the Offeror Price or the Offeree Price, as applicable are sometimes referred to herein as the “Purchase Price”);

(iii)         specify that the Offeror desires to purchase the Membership Interest of the Offeree for the Offeree Price or to sell the Membership Interest of the Offeror to the Offeree for the Offeror Price; and

(iv)         specifically request Offeree to respond to the Buy-Sell Notice as required under Section 6.1(c).

The Offeror’s delivery of the Buy-Sell Notice to the Offeree shall constitute its legally binding and irrevocable offer to complete the purchase as described in this Article, and the delivery of the Buy-Sell Notice shall constitute the Offeror’s irrevocable offer to sell its Membership Interest as described in this Article.  Together with the Buy-Sell Notice, the Offeror shall also deliver to the Offeree copies of any written offers or communications delivered to the Offeror (whether addressed to the Offeror or the Company or others) regarding the sale of all or any portion of the Property or the interests in the Company received by the Offeror within the preceding one (1) year, without limiting the obligations of the Offeror with respect to such notices.

(c)           The Offeree shall have thirty (30) days from the Buy-Sell Notice Date to send a written response (“Response Notice”) to the Offeror, which Response Notice shall set forth Offeree’s election (i) to be the “Purchaser” under the Buy-Sell Procedures (the “Purchaser”) and to purchase the entire Membership Interest in the Company owned by the Offeror for the Offeror Price or (ii) to be the “Seller” under the Buy-Sell Procedures (the “Seller”) and to sell its entire Membership Interest in the Company to the Offeror for the Offeree Price.  The Response Notice may not contain any conditions or qualifications to such election and must contain one of the following statements:

(i)           In response to the Buy-Sell Notice, [Insert name of Offeree] hereby irrevocably elects to sell its (and any Affiliate’s) Membership Interests to [Insert name of Offeror]; or

(ii)           In response to the Buy-Sell Notice, [Insert name of Offeree] hereby irrevocably elects to purchase the Membership Interests of [Insert name of Offeror and any Affiliate].

If the Offeree elects to be Purchaser, its Response Notice shall constitute its legally binding and irrevocable obligation to complete the purchase described in this Article and shall not be effective unless accompanied by a bank cashier’s check in an amount (if applicable, the “Deposit”) equal to the greater of two percent (2%) of the Offeror Price or $500,000.00.  The Offeror shall hold the Deposit in an interest-bearing, segregated account at a federally insured financial institution.

If the Offeree elects in its Response Notice to be the Seller or does not comply with any applicable requirement of Section 6.1(c) in a timely manner, then the Offeree shall be designated the Seller and the Offeror shall be designated the Purchaser. Within ten (10) days after the Response Notice or the expiration of the time to give the Response Notice in the event of the Offeree’s failure to give the Response Notice, as applicable, the Offeror, as Purchaser, shall deliver to the Offeree a bank cashier’s check in an amount (if applicable, the “Deposit”) equal to the greater of two percent (2%) of the Offeree Price or $500,000.00. The Offeree shall hold the Deposit in an interest-bearing, segregated account at a federally insured financial institution.

The designation of the Offeree as the Seller as described above shall constitute the Offeree’s irrevocable obligation to sell its Membership Interest as described in this Article 6.

(d)           If all or any portion of a Member’s Membership Interest has been assigned to any other Person, whether or not an Affiliate of such Member, then all references in this Article to a Member, whether specifically or as the Offeror, Offeree, Seller or Purchaser, shall be deemed to mean and include a reference to all such Member’s successors and assigns hereunder (collectively, and together with such Member, such Member’s “Group”).  Notwithstanding the foregoing to the contrary, only the original Member (or the permitted successor to the entire Membership Interest of such original Member) shall be authorized or permitted to give a Buy-Sell Notice or a Response Notice, and any such notice shall be binding upon all members of such Member’s Group, jointly and severally, to purchase, sell and/or cooperate as required herein with respect to such Member.

Section 6.2    Buy-Sell Procedures for the Purchase and Sale of Membership Interests.

If the Membership Interests of a Member are to be sold pursuant to Section 6.1, then the following provisions and the provisions of Section 6.3 shall apply:

(a)           The Purchaser shall fix a date (“Buy-Sell Closing Date”) for the closing of the purchase and sale of the Seller’s Membership Interest (the “Buy-Sell Closing”), which must be a Business Day not later than seventy-five (75) days following the Buy-Sell Notice Date.  The Purchaser shall notify the Seller in writing of the Buy-Sell Closing Date not less than ten (10) days prior thereto.  If the Purchaser does not fix the Buy-Sell Closing Date within ten (10) days prior to last day to close days following the Buy-Sell Notice Date, then the Buy-Sell Closing Date shall automatically be the seventy-fifth (75th) day following the Buy-Sell Notice Date; provided, however, that if that date is not a Business Day, then the Buy-Sell Closing Date shall be the next Business Day.  The Buy-Sell Closing Date shall be postponed for not more that sixty (60) days, (i) if Non-Managing Member shall be the Purchaser, to obtain the South Carolina Department of Health and Environmental Control, or the applicable agency body or authority thereof (collectively, “DHEC”) consent to the change in control of Lexington Operator and Greenville Operator, the holders of the Community Residential Care licenses for the community residential care facilities operated on the Lexington Property and Greenville Property, and if applicable, effectuate the transfer of the applicable Community Residential Care licenses, or (ii) if Non-Managing Member shall be the Purchaser and if such transfer is prohibited by the provisions of the Senior Loan Documents, to obtain the consent of Senior Lender to the transfer of the applicable Membership Interests. The Buy-Sell Closing shall take place on the Buy-Sell Closing Date in Florida at a location designated by the Purchaser.

(b)           At the Buy-Sell Closing:

(i)           the Purchaser shall deliver the Purchase Price (less any required withholding) in U.S. dollars in immediately available funds and paid through wire transfer to the Seller and/or its designee(s); and

(ii)           the Seller shall convey to the Purchaser good and marketable title to its Membership Interests free and clear of all Liens (other than any Liens relating to any mezzanine loans made to both Members and secured by Liens on the Membership Interests of both Members to the extent that the same is acceptable to the Purchaser and lender thereof consents to the transfer of such Membership Interests) and the Purchaser shall accept the conveyance of Membership Interests from the Seller and assume all obligations with respect to those Membership Interests accruing or arising after the date of the conveyance, and the Seller and the Purchaser shall execute and deliver such assignments of interest, deeds, bills of sale, instruments of conveyance, amendments to this Agreement and the Certificate of Formation (if and to the extent required), and other instruments as the Purchaser may reasonably require to evidence such conveyance.

(c)           The Purchaser shall be required at its expense on the Buy-Sell Closing Date to either (i) obtain the release and/or return, as appropriate, of the Seller and its Affiliates and other related parties from any personal undertakings, guarantees, letters of credit, bonds or indemnities or other security or Recourse Liabilities provided by the Seller or any such other party on behalf or for the benefit of the Company and/or the Operating Company (whether through the provision of substitute security acceptable to the beneficiaries of such obligations or otherwise); or (ii) if obtaining such release is not reasonably feasible prior to the Buy-Sell Closing Date, provide an indemnity to the Seller and/or such other parties, as applicable, in connection with the obligations described in clause (i) above in form and substance reasonably acceptable to the Seller and secured by net worth or other collateral reasonably satisfactory to the Seller (it being understood that for the purposes of this Agreement an indemnity given by a Member or the Company shall  not be satisfactory).

(d)           The Company shall distribute to its Members in accordance with Section 4.1 the amount of any Available Cash from Operations that it holds one (1) Business Day prior to the Buy-Sell Closing Date.  If the Company and/or the Operating Company is prohibited by the terms of any loan or any other agreement of the Company and/or the Operating Company from making such a distribution, the Purchaser shall pay to the Seller on the Buy-Sell Closing Date (in addition to the other amounts payable under this Article) the amount that would have been distributed to the Seller under Article 4 had such distribution been permitted.

(e)           Any risk of casualty, condemnation or loss prior to the Buy-Sell Closing Date shall be borne by the Purchaser, who shall succeed to all rights to insurance proceeds (other than loss of rent proceeds allocable to any period prior to the Buy-Sell Closing Date) or condemnation awards, without credit or offset against any amounts owed by the Purchaser to the Seller.

(f)           If the Purchaser defaults in its obligation to complete the Buy-Sell Closing by the Buy-Sell Closing Date, then the Seller shall (i) have the right, to be exercised by notice to the Purchaser and completed within sixty (60) days of the original Buy-Sell Closing Date determined under Section 6.2(a), to become the Purchaser at a price equal to 95% of the applicable original Purchase Price that Purchaser would have paid to Seller if the Buy-Sell Closing was completed, in which case Purchaser shall have the right to the return of the Deposit (together with the interest thereon), (ii) have the right to market and sell the Company Property to a Third Party for not less than 90% of the Gross Price, in which event Purchaser and Seller shall cooperate in the efforts to market and sell the Property and Purchaser shall have the right to the return of the Deposit (together with the interest thereon) or (iii) be entitled to retain the Deposit (together with the interest thereon) as liquidated damages, which the Members acknowledge to be a fair calculation of the damages suffered as a result of the Purchaser’s default, in lieu of any other legal and equitable remedies other than such other remedies as may be expressly set forth herein.

(g)           If the Seller defaults in its obligation to complete the Buy-Sell Closing by the Buy-Sell Closing Date, then the Purchaser shall (i) have the right to the immediate return of the Deposit (together with the interest thereon) and (ii) be entitled to all available legal and equitable remedies against the Seller, including specific performance of the Seller’s obligation to complete the Buy-Sell Closing and recovery of all Losses of Purchaser caused by Seller’s default (including without limitation attorney’s fees and costs paid or incurred in any legal or equitable action).

(h)           Each Member shall be responsible for all costs and expenses incurred by such Member in connection with any Buy-Sell Closing.

Section 6.3    Other Buy-Sell Requirements.

(a)           Each Member expressly agrees and acknowledges that TIME IS OF THE ESSENCE with respect to all time requirements, delivery and payment dates and other deadlines set forth in this Article; provided, however, that the applicable closing shall be postponed for up to ten (10) days in order to obtain any necessary Third Party consents to the transaction. In that regard, all payments and other actions or documents required to be paid, delivered, received or taken on or prior to a specified date shall be so paid, delivered, received or taken on or prior to the specified or required date unless such date is extended in writing by the Member entitled to such performance or payment and failure to make such payment or performance by such date shall be a default under this Agreement by such party.  The Members shall use their good faith efforts to obtain all Third Party consents to the transaction on or before the scheduled closing date.

(b)           After the Buy-Sell Closing, upon reasonable notice, the Purchaser and the Seller shall reasonably cooperate with each other and make available to each other and their representatives, employees, counsel and accountants the documents, books and records relating to activities of the Company or with respect to the Property as may reasonably be required after the Buy-Sell Closing in connection (i) with any contractual obligations to third parties, (ii) the transfer of  the community residential care licenses issued by South Carolina Department of Health and Environmental Control with respect to the community residential care facilities operated pursuant to the Master Leases, if applicable or (iii) to defend or prepare for the defense of any claim or assessment relating to the Company or the Property or to prosecute or prepare for the prosecution of claims against third parties relating to the conduct of the Company or with respect to the Property or in connection with any governmental investigation; provided, however, that such access and assistance does not unreasonably disrupt the normal operations of the Purchaser, in the case of access and assistance given to Seller, or the Seller, in the case of access and assistance given to the Purchaser.

(c)           Between the Buy-Sell Notice Date and the Buy-Sell Closing Date under this Article, the Managing Member shall conduct the business, operations and financial affairs of the Company and the Operating Company only in the ordinary course and consistent with the prior practices of the Company in accordance with this Agreement and all other applicable Major Decisions of the Members.

(d)           The cost of any fees or expenses incurred in connection with obtaining the consent of a lender under any applicable loan documents or amending any applicable loan documents to ensure compliance with all applicable requirements and conditions of any loan documents in effect at the time of the Buy-Sell Closing shall be paid by the Purchaser.  Except as set forth above, each Member shall bear its own closing costs and expenses incurred in the purchase or sale of Membership Interests, including the payment of any transfer or similar taxes, in accordance with the provisions of this Article 6.

(e)           Each Member agrees to cooperate and to take all reasonable actions and execute all documents reasonably necessary or appropriate to facilitate and accomplish the transactions described in or contemplated under this Article 6.

(f)           Each Party agrees that specific performance shall be available to ensure compliance with the provisions of this Article 6 (except with respect to a default by a Purchaser in its obligation to purchase).  The Members each agree that any court having jurisdiction over the specific performance remedy shall be entitled to order the appropriate Member or other Person to execute all necessary documents and to further appoint an appropriate Person to be authorized to execute such documents on behalf of the defaulting Member or other Person. If the Purchaser shall have satisfied the conditions for the completion of the Buy-Sell Closing as set forth herein, including payment of the applicable amounts due on the Buy-Sell Closing Date, and the Seller for any reason does not take any action necessary to transfer the Membership Interests in accordance with the applicable provisions of this Agreement, such Membership Interests shall at such time be deemed to have been sold, assigned, transferred, and conveyed to the Purchaser, the Seller shall have no further right or interest in or to such Membership Interests, and the Company shall record the transfer in its records.

(g)           Notwithstanding anything to the contrary, nothing contained in the Senior Loan Documents, or any other document or instrument now or hereafter executed, shall in any way supersede, modify, amend or rescind (i) the right, without obligation or liability except as set forth herein, of Non-Managing Member to initiate the Buy-Sell Procedures and (ii) the right of Non-Managing Member to sell, and the obligation of Managing Member to purchase, the Membership Interest of Non-Managing Member, pursuant to the provisions this Agreement.

ARTICLE VII
STATUS OF MEMBERS; INDEMNIFICATION

Section 7.1    Role of Non-Managing Members.

Except as expressly provided herein, the Non-Managing Member shall not participate in the management or control of the Company’s business, nor shall it transact any business for the Company, but such Member’s consent shall be required whenever this Agreement provides for the consent or approval of all Members or such Member.

Section 7.2    Liability of Members.

Except as otherwise expressly required by law, each Member shall have no personal liability whatsoever, whether to the Company, to the other Members or to the creditors of the Company, for the debts of the Company or any of its losses. The foregoing shall not, however, limit the personal liability of a Member for its obligations to the Company or any Indemnitee under this Agreement or to the Company or any other Person under any other agreement to which such Member may be a party. In no event shall any partner, member, manager, officer, director, stockholder, shareholder or owner of either Member or any affiliate thereof be liable for the obligations of the Members hereunder.

Section 7.3    Bankruptcy of Member.

Notwithstanding any other provision of this Agreement, the Bankruptcy of any Member shall not cause such Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.  In the event of the Bankruptcy of Managing Member, Non-Managing Member shall have the right, but not the obligation, to be Managing Member upon written notice of such election.  If Non-Managing Member does not so elect to become Managing Member within ninety (90) days after the Bankruptcy of Managing Member, or if Non-Managing Member does elect to become Managing Member and in the event of a Bankruptcy of Non-Managing Member, then the Company may only act with the joint consent of Managing Member and Non-Managing Member.

Section 7.4    Relationship of Members.

Each Member agrees that, to the fullest extent permitted by Section 18-1101 and other provisions of the Delaware Act and except to the extent expressly stated in this Agreement or in any other agreement to which a Member is a party:

(a)           Except as expressly provided in this Agreement, no Member shall have any authority to bind or act for, or assume any obligation or responsibility on behalf of, any other Member, the Company or to act as the agent, representative or attorney-in-fact for any other Member.

(b)           Except as expressly provided herein, any consent, approval, determination or other action by a Member shall be given or taken in the sole and absolute discretion of that Member in its own best interests and without regard to the best interests of another Member, the Company or the financial, tax or other effect on another Member or the Company. Each Member acknowledges and agrees that (i) to the extent a Member is acting or proposing to act on behalf of the Company, such Member shall be acting in the capacity as a fiduciary of the Company and the other Members (subject to the provisions of Section 7.5) and (ii) to the extent a Member is determining whether to initiate or approve a Major Decision or in connection with a Buy-Sell under Article 6 hereof, such Member is entitled to act in a manner deemed by such Member to be in its own best interest.

Section 7.5    Other Activities; Affiliates.

The Company and each Member expressly acknowledge and agree that Non-Managing Member and Affiliates of Non-Managing Member and other Persons related to Non-Managing Member or Affiliates of Non-Managing Member, on the one hand (collectively “Non-Managing Member Related Persons”) and Managing Member and Affiliates of Managing Member and other Persons related to Managing Member and Affiliates of Managing Member (collectively the “Managing Member Related Persons”), on the other hand (the Non-Managing Member Related Persons and the Managing Member Related Persons being hereinafter collectively referred to as “Related Persons”) have direct and/or indirect interests in investing in, owning, operating, transferring, managing, leasing and otherwise using, real property and interests therein for profit, and engaging in any and all activities related or incidental thereto and/or that such Related Persons will make other investments consistent with such interests. Except to the extent expressly provided herein or in other agreements among one or more of the parties hereto: (i) neither the Company nor any Member shall have any right by virtue of this Agreement or the Company relationship created hereby in or to any other ventures or activities in which any Related Person is involved or to the income or proceeds derived therefrom; (ii) the pursuit of other ventures and activities by any Related Person, even if competitive with the business of the Company, is hereby consented to by the Company and all Members and shall not be deemed wrongful or improper under this Agreement; and (iii) no Related Person shall be obligated to present any particular investment opportunity to the Company or to any Member, even if such opportunity is of a character which, if presented to the Company, could be taken by the Company.

Section 7.6    Indemnification.

(a)           The Company shall indemnify and hold each Member and its Affiliates, and each of the direct and indirect members, partners, principals, officers, directors, managers and employees of each of the Members and each of their Affiliates (each, an “Indemnitee”), harmless from and against any Losses (including without limitation Losses arising from Recourse Liabilities) suffered or sustained by it by reason of the Recourse Liabilities or by reason of any acts, omissions or alleged acts or omissions by such Indemnitee on behalf of the Company within the scope of authority conferred on it by this Agreement, including, any judgment, award, settlement, reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim; provided that no Person shall be entitled to indemnification hereunder to the extent that the Losses incurred by such Person arose out of or were the result of such Person’s fraud, gross negligence or willful misconduct, the failure of such Person to comply with the provisions of this Agreement (other than the failure to make any additional Capital Contribution pursuant to Section 3.2), or such Person’s obligations to indemnify any other Person pursuant to the provisions of the Purchase Agreement.

(b)           No Indemnitee shall be liable, responsible or accountable in damages or otherwise to the Company or any Member for any action taken or failure to act on behalf of the Company unless such action or omission constituted fraud, gross negligence or willful misconduct or the failure of such Indemnitee to comply with the provisions of this Agreement (other than the failure to make any additional Capital Contribution pursuant to Section 3.2).  Each Member shall indemnify, protect, defend and hold the Company, each other Member and each such other Member’s related Indemnitees harmless from and against any and all Losses suffered or sustained by it by reason of any act or omission constituting fraud, gross negligence or willful misconduct by such Member or any related Indemnitee of such Member or failure of such Member to comply with the provisions of this Agreement (other than the failure to make any additional Capital Contribution pursuant to Section 3.2); provided, however, that no Person shall be entitled to indemnification hereunder to the extent that the Losses incurred by such Person arose out of or were the result of such Person’s fraud, gross negligence or willful misconduct or the failure of such Person to comply with the provisions of this Agreement (other than the failure to make any additional Capital Contribution pursuant to Section 3.2).

(c)           If a claim or assertion of liability is made or asserted by a third party against an Indemnitee that, if prevailed upon by any such third party, would result in such Indemnitee being entitled to indemnification pursuant to this Section 7.6, such Indemnitee will forthwith give to the applicable indemnitor written notice of the claims or assertion of liability and request the indemnitor to defend the same.  Failure to so notify the indemnitor will not relieve the indemnitor of any liability that the indemnitor might have to such Indemnitee except to the extent that such failure actually prejudices the indemnitor’s legal position.  The indemnitor will have the obligation to defend the Indemnitee against such claim or assertion (if such Indemnitee is entitled to indemnification pursuant to this Section) and the indemnitor will give written notice to the Indemnitee of acceptance of the defense of such claim and the name of the counsel (who shall be reasonably acceptable to the Indemnitee) selected by the indemnitor to defend such claim.  The Indemnitee will be entitled to participate with the indemnitor at the expense of the indemnitor in such defense and also will be entitled at its option (and at the expense of the Company) to employ separate counsel for such defense; provided, however, that if and to the proportionate extent the Indemnitee is found (by a final judgment of a court of competent jurisdiction) not to be entitled to indemnification hereunder, the Indemnitee shall reimburse the indemnitor for such expense). The indemnitor and the Indemnitee will cooperate with each other in the defense of any such action and the relevant records of each will be made available to the other with respect to such defense.

(d)           No Indemnitee will be entitled to indemnification under this Section if it has entered into any settlement or compromise of any claim giving rise to any indemnifiable loss without the written consent of the indemnitor. If a bona fide settlement offer is made with respect to a claim and the indemnitor desires to accept and agree to such offer, the indemnitor will give written notice to the Indemnitee to that effect (the “Settlement Notice”). If the settlement offer includes a full release of the Indemnitee and the Indemnitee fails to consent to the settlement offer within ten calendar days after receipt of the Settlement Notice, then the Indemnitee will be deemed to have rejected such settlement offer and will be responsible for continuing the defense of such claim and, in such event, the maximum liability of the indemnitor as to such claim will not exceed the amount of such settlement offer plus any and all reasonable costs and expenses paid or incurred by the Indemnitee up to the date of the Settlement Notice and which are otherwise the responsibility of the indemnitor pursuant to this Section. If the settlement offer does not include a full release of the Indemnitee and the Indemnitee fails to consent to the settlement offer, the indemnitor shall continue to remain liable to the Indemnitee to the full extent set forth in this Section.

(e)           Any indemnification permitted under subsection (a) shall be made only out of the assets of the Company, and no Member shall be obligated to contribute to the capital of, or loan funds to, the Company to enable the Company to provide such indemnification.

(f)           The indemnification provided by this Section shall be in addition to any other rights to which each Indemnitee may be entitled as a matter of law or otherwise, as to action in the Indemnitee’s capacity as a Managing Member, Member, as a director, officer, employee, constituent partner, shareholder or other Affiliate of a Member and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, administrators and personal representatives of the Indemnitee.

(g)           To the extent provided in the Annual Budget, the Company may purchase and maintain insurance on behalf of any one or more Indemnitees. If insurance is obtained for any Indemnitee, it shall be obtained on the same basis for all other Indemnitees who have comparable risks.

(h)           In no event may an Indemnitee subject an Affiliate or other related Indemnitee of a Member to personal liability by reason of the indemnification provisions of this Agreement.

(i)           The provisions of this Section are for the benefit of the Indemnitees and the heirs, successors, assigns, administrators and personal representatives of the Indemnitees and shall not be deemed to create any rights for the benefit of any other Persons. The indemnification obligations under this Section shall survive the sale of the Membership Interests by any Member, the sale of the Property by the Company or the dissolution of the Company.

(j)           Notwithstanding anything to the contrary contained herein, all indemnification obligations of the Company are fully subordinated to any obligations relative to the Senior Loan or respecting the Property and such indemnification obligations shall in no event constitute a claim against the Company if cash flow in excess of amounts necessary to pay obligations under the Senior Loan is insufficient to pay such indemnification obligations.

ARTICLE VIII
TRANSFER OF MEMBERSHIP INTERESTS

Section 8.1    General.

No Member may Transfer or permit the Transfer of all or any portion of its Membership Interest or any direct or indirect interest in such Member without the prior written consent of the other Member, which consent may be withheld at the sole and absolute discretion of such other Member, unless the Transfer is to either a Permitted Managing Member Transferee or a Permitted Non-Managing Member Transferee and unless and until all requirements and conditions stated in this Article, which shall be read and construed as a whole, have been satisfied in full or have been waived by the non-transferring Member.  Any Transfer in violation of this Article shall be invalid, ineffective and not enforceable for any purpose.  No authorization, consent or waiver applicable to one Transfer shall apply or be deemed to apply to any other Transfer or requested Transfer.

Section 8.2    Permitted Transferees.

(a)           A “Permitted Managing Member Transferee” means any Person Controlling, Controlled by or under common Control with Managing Member.

(b)           A “Permitted Non-Managing Member Transferee” means any Person Controlling, Controlled by or under common Control with Non-Managing Member.

Section 8.3    Right of First Refusal.

(a)                      Third Party Offer.  Any Member ("Selling Member") who has received a Bona Fide Offer from a Third Party prospective purchaser ("Qualified Purchaser"), to purchase all (but not less than all) of the Selling Member's Membership Interest, before selling any of its Membership Interest, shall first offer the sale thereof to the other Member (the “Remaining Member”) upon the same terms and conditions stated in such Bona Fide Offer ("Right of First Refusal"). To avoid all doubt, any sale of less than all of the Membership Interest of a Member is subject to the prior written consent of the other Member (which may be withheld at the sole and absolute discretion of such other Member), except to the extent any exception contained in Section 8.2 applies, that is, the Transfer is to either a Permitted Managing Member Transferee or a Permitted Non-Managing Member Transferee. Notwithstanding the foregoing or anything else in this Agreement to the contrary: (A) to the extent the Company has agreed, in accordance with the terms of this Agreement, to sell the Property to a Third Party pursuant to a legally binding agreement that has not been terminated, no Member may Transfer or permit the Transfer of all or any portion of its Membership Interest or any direct or indirect interest in such Member while the Buy-Sell Procedures specified in Article 6 previously initiated by a Member are continuing and have not yet been completed or terminated in accordance with the applicable provisions of this Agreement; (B) no Member may Transfer or permit the Transfer of all or any portion of its Membership Interest or any direct or indirect interest in such Member while any such Transfer previously initiated by another Member is continuing and have not yet been completed or terminated in accordance with the applicable provisions of this Agreement.

(b)           Remaining Member’s Right to Purchase.  The Remaining Member shall have the right to purchase all, but not part, of the Membership Interest of the Selling Member. If the Remaining Member does not exercise its right by written notice forwarded no later than thirty (30) days after receipt of such offer, then: a) the Selling Member may sell all (but not less than all) or its Membership Interest to the Qualified Purchaser under the same terms and conditions as are set forth in the original Bona Fide Offer and b) the Qualified Purchaser’s  Unreturned Capital Contribution shall be the same as the Unreturned Capital Contribution of the Selling Member immediately before the sale.  The sale to the Qualified Purchaser must be consummated within thirty (30) days from the last date on which the Remaining Member had the right to accept the offer to purchase, subject to reasonable extensions (not to exceed ninety (90) days) to (i) obtain an agreement with the holder(s) of any mortgage encumbering the Property and/or any mezzanine loan encumbering the Membership Interest to permit the Qualified Purchaser (and its designees, if applicable) to assume such loan(s), and release the Selling Member (and its designees, if applicable) from all liability with respect to such loan(s) arising from and after the closing with the Qualified Purchaser, and (ii) if applicable, transfer the community residential care licenses issued by South Carolina Department of Health and Environmental Control with respect to the community residential care facilities operated pursuant to the Master Leases. Evidence that the sale has been so consummated shall be supplied in writing by the Selling Member and the Qualified Purchaser to the Company and the Remaining Member.  If the sale has not been consummated within said thirty (30) day period, as it may be extended, the rights of the Remaining Members to purchase shall again attach to the Membership Interest of the Selling Member and no sale may be made to any purchaser without again complying with the provisions of this Section 8.3 and the remainder of Article 8.

(c)           Closing.  The purchase referred to in Section 8.3 shall be closed (the "ROFR Closing") within forty-five (45) days following acceptance by the Remaining Member (the "ROFR Closing Date"), subject to reasonable extensions (not to exceed ninety (90) days) to (i) obtain an agreement with the holder(s) of any mortgage encumbering the Property and/or any mezzanine loan encumbering the Membership Interest to if applicable, to permit the Remaining Member (and its designees, if applicable) to assume such loan(s), release the Selling Member (and its designees, if applicable) from all liability with respect to such loan(s) arising from and after the ROFR Closing Date, and (iii) if applicable, transfer the community residential care licenses issued by South Carolina Department of Health and Environmental Control with respect to the company residential care facilities operated pursuant to the Master Leases.  The ROFR Closing shall be held at the offices of Carlton Fields, P.A., 100 S.E. Second Street, 42nd Floor, Miami, Florida 33131, at 10:00 a.m. on the ROFR Closing Date, or at such other time or place as parties may agree.  At the ROFR Closing: (i) the Selling Member shall deliver (A) an assignment of Membership Interest representing the Membership Interest sold by the Selling Member, subject to no pledge, lien or other encumbrance and (B) any and all other documents that may be reasonably required by the purchaser thereof, and (ii) the Remaining Member shall pay the agreed upon consideration.

Section 8.4    Tag-Along Rights.

If Managing Member desires to sell all or any portion of its Membership Interests to a Qualified Purchaser, upon the notice of the Non-Managing Member declining to exercise its Right of First Refusal under Section 8.3, the Non-Managing Member shall have the right to require the Managing Member to cause the Qualified Purchaser to purchase all of the Membership Interest of the Non-Managing Member owned by the Non-Managing Member in accordance with the terms and conditions of the Bona Fide Offer and this Section 8.4 (the "Tag-Along Right").  The Tag-Along Right shall be exercisable only by written notice provided to the Managing Member prior to the expiration of the thirty (30) day period governing the exercise of the Right of First Refusal.  If exercised as provided herein, the Tag-Along Right shall require the Managing Member to require the Qualified Purchaser to purchase from Non-Managing Member all of the Membership Interest of the Non-Managing Member, and if that not be the case, Managing Member shall not be permitted to sell any of its Membership Interest to the  Qualified Purchaser.

Section 8.5    Effect of Assignment.

(a)           In the event of any sale, assignment or transfer permitted hereunder, the Company shall not be dissolved or wound up, but shall continue. No such sale, assignment or transfer shall relieve the assignor from any of its obligations under this Agreement accruing prior to such sale, assignment or transfer. Notwithstanding the foregoing, as a condition to any sale, transfer or assignment by a Member, the transferee or assignee must execute this Agreement (as amended) and agree to be bound by all of its terms and provisions.

(b)           Upon the Transfer of its entire Membership Interest in the Company and the admission of such Member’s transferee(s) as a substitute Member pursuant to this Article, a Member shall be deemed to have withdrawn from the Company.

(c)           If a Member Transfers less than all of its Membership Interest in the Company or if all or part of the direct or indirect ownership or other interests in a Member are Transferred such Member shall continue to have the sole and exclusive right to approve Major Decisions and to take other actions required or permitted under this Agreement, to the extent such Member had such right prior to the Transfer.

Section 8.6    Substitute Member.

The transferee of a Membership Interest shall be automatically admitted to the Company as a substitute Member, upon its compliance with this Article. Unless a transferee of a Membership Interest is admitted as a substitute Member under this Section 8.6, it shall have none of the powers of a Member hereunder and shall have only such rights of an assignee under the Delaware Act as are consistent with the other terms and provisions of this Agreement.

Section 8.7    Further Requirements.

In addition to the other requirements of this Article, and unless waived or modified in whole or in part by Non-Managing Member (if the transfer is by Managing Member or one of its transferees) or Managing Member (if the transfer is by Non-Managing Member or one of its transferees), no transfer of all or any portion of a Membership Interest may be made unless the following conditions are met:

(a)           The delivery to the Company of a fully executed copy of all transfer documents relating to the transfer, including (but without limitation) this Agreement, an instrument of transfer and the agreement in writing of the transferee to (i) be bound by the terms of this Agreement and (ii) pay all costs and expenses of the Company incident to the transfer.

(b)           The representation of the transferring Member and the transferee, and the delivery of an opinion of counsel reasonably acceptable to the non-transferring Members, that (i) the transfer will not cause the Company to be treated as an association taxable as a corporation for Federal income tax purposes, (ii) the transfer will not cause the Company to be treated as a “publicly traded Company” within the meaning of Section 7704 of the Code and (iii) the transfer will not violate the Securities Act of 1933, as amended, or any other applicable Federal or state securities laws, rules or regulations.

Section 8.8    Transfer Taxes.

The transferor of any Membership Interest shall be responsible for the payment of any transfer taxes payable in connection therewith unless the transferee shall otherwise agree.

ARTICLE IX
CERTAIN REMEDIES

Section 9.1    No Partition.

Each Member hereby irrevocably waives any and all rights that it may have to maintain any action for partition of the Company Property.

Section 9.2    Litigation Without Termination.

Each Member shall be entitled to maintain, on its own behalf or on behalf of the Company, any action or proceeding against any other Member or the Company (including, without limitation, any action for damages, specific performance or declaratory relief) for or by reason of the breach by such party of this Agreement or any other agreement entered into in connection with this Agreement, notwithstanding the fact that any or all of the parties to such proceeding may then be Members in the Company.

Section 9.3    Attorneys’ Fees.

In the event of any dispute hereunder, or in connection with the execution of this Agreement, or otherwise relating to the relationship of the Members contemplated hereby, the prevailing party in any legal proceeding brought to resolve such dispute shall be entitled to recover from the non-prevailing party in any such proceeding, all of such prevailing party’s reasonable attorneys’ fees and disbursements, at both trial and appellate levels and in any administrative proceeding or bankruptcy proceeding.  The provisions of this Section shall survive the sale of the Membership Interests by any Member, the sale of the Property by the Company or the dissolution of the Company.

Section 9.4    Cumulative Remedies.

No remedy conferred upon the Company or any Member pursuant to this Agreement is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity or by statute (subject, however, to the limitations expressly herein set forth).

Section 9.5    No Waiver.

No waiver by a Member or the Company of any breach of this Agreement shall be deemed to be a waiver of any other breach of any kind or nature, and no acceptance of payment or performance by a Member or the Company after any such breach shall be deemed to be a waiver of any breach of this Agreement, whether or not such Member or the Company knows of such breach at the time it accepts such payment or performance. Subject to any applicable statutes of limitation and any provisions in this Agreement to the contrary, no failure or delay on the part of a Member or the Company to exercise any right it may have under this Agreement shall prevent the exercise thereof by such Member or the Company, and no such failure or delay shall operate as a waiver of any breach of, or default under, this Agreement.

ARTICLE X
DISSOLUTION OF COMPANY

Section 10.1          Events Giving Rise to Dissolution.

No act, thing, occurrence, event or circumstance shall cause or result in the dissolution of the Company, except that the happening of any one of the following events shall work an immediate dissolution of the Company:

(a)           The sale of all or substantially all of the Company Property;

(b)           The unanimous agreement in writing by the Members to dissolve the Company;

(c)           The expiration of the Term of the Company;

(d)           The termination of the legal existence of the last remaining Member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining Member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Delaware Act; or

(e)           The entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act, provided, however, that to the fullest extent permitted by law, the Members waive the right to seek and shall not seek or acquiesce in the entry of a decree of judicial dissolution.

Upon the occurrence of any event that causes the last remaining Member of the Company to cease to be a member of the Company, to the fullest extent permitted by law, the personal representative of such Member is hereby authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such Member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute Member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining Member in the Company.

Without limitation on the other provisions hereof, neither the assignment of all or any part of a Membership Interest permitted hereunder nor the admission of a substitute member nor the bankruptcy, insolvency or dissolution of a Member shall, in and of itself, work the dissolution of the Company. Except as otherwise provided in this Agreement, each Member agrees that a Member may not withdraw or resign from or, to the fullest extent permitted by law, cause a voluntary dissolution of the Company.

Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

Notwithstanding any other provision of this Agreement, each of the Members waives any right it might have to dissolve the Company upon the Bankruptcy of a Member or the occurrence of an event that causes a Member to cease to be a member of the Company.

Section 10.2         Procedure.

(a)           Upon the dissolution of the Company, the Managing Member or, if Managing Member or its Affiliate is not the Managing Member, then such Person as the remaining Members or if there are no remaining Members, their personal representatives or other successors, shall select to wind up the Company’s affairs (the Managing Member or such other Person being referred to herein as the “Liquidating Trustee”) shall wind up the affairs of the Company. The Members shall continue to receive allocation of Net Income and Net Losses and distributions of Available Cash from Operations during the period of liquidation of the Company in the same manner and proportion as though the Company had not dissolved.  The Liquidating Trustee shall, exercising due and prudent business judgment, determine the time, manner and terms of any sale or sales of Company Property pursuant to such liquidation, having due regard to the activity and condition of the relevant market and general financial and economic conditions.

(b)           Following the satisfaction of all debts and liabilities of the Company and all expenses of liquidation (whether by payment or reasonable provision for payment thereof), the proceeds of the liquidation and any other funds of the Company shall be distributed in accordance with Article 4.

(c)           Each Member shall look solely to the assets of the Company for all distributions that such Member may be entitled to under this Agreement and shall have no recourse therefor (in the event of any deficit in an Member’s Capital Account or otherwise) against any other Member; provided that nothing herein contained shall relieve any Member of such Member’s obligation to pay any liability or indebtedness owing the Company by such Member and any reimbursements required to be made to the Company (including, without limitation, pursuant to Section 4.2) and the Company and the Members shall be entitled at all times to enforce such obligations of such Member. No Member shall have any right to demand or receive property other than cash upon dissolution and termination of the Company.

(d)           Notwithstanding any other provision of this Agreement to the contrary, upon liquidation of a Membership Interest (whether or not in connection with a liquidation of the Company), no Member shall have any liability to restore any deficit in its Capital Account. In addition, no allocation to any Member of any loss, whether attributable to depreciation or otherwise, shall create any asset of or obligation to the Company, even if such allocation reduces a Member’s Capital Account or creates or increases a deficit in such Member’s Capital Account; it is also the intent of the Members that no Member shall be obligated to pay any such amount to or for the account of the Company or any creditor of the Company. The obligations of the Members to make contributions pursuant to Article 3 are for the exclusive benefit of the Company and not of any creditor of the Company; and no such creditor is intended as a third party beneficiary of this Agreement nor shall any such creditor have any rights hereunder, including, but without limitation, the right to enforce any Capital Contribution obligations of the Members.

(e)           Upon the completion of the liquidation of the Company and the distribution of all Company assets and if the Certificate of Formation of the Company shall have been cancelled in the manner required by the Delaware Act, the Company shall terminate.

ARTICLE XI
MISCELLANEOUS

Section 11.1         Notices.

All notices, consents or waivers shall be in writing and shall be deemed to have been duly given:

(a)           when delivered personally; or

(b)           seventy-two (72) hours after being mailed, registered or certified mail, return receipt requested, postage prepaid, to the respective addresses set forth below; or

(c)           one (1) Business Day after being delivered to a nationally-recognized overnight courier service, prepaid, marked for next day delivery, addressed to the addressee at its address set forth below; or

(d)           on the Business Day of receipt if received during normal business hours and, if received after the close of business, the first Business Day after receipt, if delivered by facsimile transmission to the fax number (if any) of the receiving party listed below, if receipt is confirmed in writing by the sending facsimile machine.

(e)           The addresses for notice are:

if to the Company, to its address set forth in Section 1.6 hereof:

If to Managing
Member:	Cornerstone Oakleaf Village, LLC
c/o Cornerstone Healthcare Plus REIT, Inc.
Attn: Sharon C. Kaiser, Chief Financial Officer
1920 Main Street, Suite 400
Irvine, California 92614
Telephone No.: 949.263.4326
Telecopy No.:    949.250.0592

With a copy to:                Servant Healthcare Investments, LLC
 Attn: Kevin Maddron
 1000 Legion Place, Ste. 1650
 Orlando, Florida 32801
 Telephone No.:   407.999.7772
 Telecopy No.:     407.999.7759

With a copy to:                Foley & Lardner LLP.
 111 North Orange Avenue
 Suite 1800
 Orlando, Florida 32801
 Attention:         Michael A. Okaty, Esq.
 Telephone:       407.244.3229
 Facsimile:        407.648.1743

If to Non-Managing
Member:                          RSC South Carolina Interests, LLC
 c/o Gazit Senior Care, Inc.
 1696 N.E. Miami Gardens Drive
 North Miami Beach, Florida 33179
 Attention:  Sean Kanov
 Telephone:      305.947.8800
 Facsimile:        305.947.4200

With copies to:	Carlton Fields, P.A.
100 SE 2nd Street, Suite 4000
Miami, Florida  33131
Attention:        Roger S. Goldman, Esq.
Telephone:      305.530.0050
Facsimile:        305.530.0055

Section 11.2         Entire Agreement.

This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof, except for the Tenant Portfolio Agreement. This Agreement supersedes any prior agreement or understandings between the parties and/or their Affiliates with respect to the subject matter hereof and shall not amend or modify or in any way affect any other agreement or understanding between the parties hereto that are not related to the subject matter hereof.

Section 11.3         Amendments.

This Agreement may be amended by written agreement of amendment executed by all Members, but not otherwise.

Section 11.4         Governing Law.

This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to its conflict of law provisions.

Section 11.5         Successors and Assigns.

Except as limited by this Agreement, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, successors and permitted assigns.

Section 11.6         Interpretation.

The section headings and captions contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. As used herein, the neuter gender shall include the masculine and feminine genders, and vice versa, and the singular, the plural, and vice versa, as the context demands. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified.  The word “or” shall not be exclusive.  References herein to this Agreement shall be deemed to refer to this Agreement as of the date of such Agreement and as it may be amended thereafter, unless otherwise specified.  The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in the drafting of each provision hereof. In the event any court or other adjudicative body of competent jurisdiction is called upon to interpret this Agreement, the language of this Agreement shall be construed as a whole, according to its fair meaning and intent, and not strictly for or against any party, regardless of which party drafted or was principally responsible for drafting the Agreement or any specific term or condition hereof.  The Settlement Agreement has been circulated for editing to all parties.  As such, the Agreement shall be deemed to have been drafted by all parties jointly, and no party shall be deemed to have drafted this Agreement, or any of its individual terms or conditions.  No party may offer in evidence or otherwise use, for purposes of suggesting any interpretation of this Settlement Agreement, any prior drafts of this Agreement.

Section 11.7         Severability.

If any provision of this Agreement, or the application of such provision to any Person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to other Persons or circumstances, shall not be affected thereby.

Section 11.8         Legal Counsel.

Legal counsel for a Member or one of its Affiliates (“Counsel”) may represent the Company in connection with legal work or issues arising in connection with the Company and/or the Operating Company (each, a “Matter”).  Each Member recognizes and acknowledges that any such Counsel will be acting as legal counsel for the Company and/or the Operating Company with respect to each Matter and shall not be acting as the legal counsel of any individual Member.  Each Member further recognizes and accepts that its interest with respect to any Matter may be adverse to the interests of the other Members and of the Company and/or the Operating Company.  Each Member nevertheless consents to the representation of the Company and/or the Operating Company by such Counsel with respect to each Matter and waives for the benefit of each other Member and of such Counsel any potential or actual conflict of interest between or among such Members and between any such Members and the Company and/or the Operating Company.  Each Member acknowledges that in the event of any future dispute or litigation between or among the Members and/or between any of the Members and the Company and/or the Operating Company, the Counsel may continue to represent its Member client, notwithstanding any such dispute and its prior representation of the Company and/or the Operating Company.

Section 11.9         Advice from Independent Counsel/Voluntary Agreement.

Notwithstanding the provisions of Section 11.8, the Members represent and warrant that (a) each of them is represented by legal and tax counsel of its choice, (b) each of them has consulted with such counsel regarding this Agreement, (c) each of them is fully aware of the meaning and the tax and other consequences of the provisions contained herein, (d) each of them has not relied in any way on any representation or other statement made by any other Member or its legal or tax counsel or by any other Person and (e) each of them has entered into this Agreement voluntarily and without coercion or duress of any kind.

Section 11.10       Counterparts.

This Agreement may be executed in any number of counterparts, and/or by facsimile and/or by electronic mail, each of which counterpart shall be deemed to be an original and all such counterparts taken together shall be deemed to constitute one and the same instrument.  The signatories hereto confirm that any facsimile or electronic copy of another signatory’s executed counterpart of this Agreement (or its signature page) will be deemed to be an executed original.

Section 11.11       Benefits of Agreement; No Third-Party Rights.

None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of a Member, and nothing in this Agreement shall be deemed to create any right in any Person not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person, provided, however, that the Indemnitees and their respective successors and assigns are intended third-party beneficiaries of this applicable indemnification provisions set forth in this Agreement.

Section 11.12       WAIVER OF JURY TRIAL.

EACH MEMBER AND THE COMPANY HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY THE MEMBERS AND THE COMPANY, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO TRIAL BY JURY WOULD OTHERWISE ACCRUE. THE MEMBERS AND THE COMPANY ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

Section 11.13       Special Purpose Provisions.

(a)           Notwithstanding anything to the contrary set forth herein, the Company and the Members hereby agree that at all times:

(i)           The Company shall not own any asset or property other than (A) the membership interests in each of the Operating Companies and (B) incidental personal property necessary for the ownership of such interests.  The Company shall not allow the Operating Company to own any asset or property other than (x) the Property and (y) incidental personal property (including intangible personal property) necessary for the ownership or operation of the Property.

(ii)           The Company shall not allow the Operating Company to engage in any business other than as stated in Section 2.3 of each of the Operating Companies LLC Agreement.  The Company will not engage in any business other than as stated in Section 1.4.

(iii)           The Company will maintain, and the Company shall cause the Operating Company to maintain, an arms-length relationship with their Affiliates, constituent parties and any other Persons furnishing services to them, and the Company will not enter, nor shall the Company allow the Operating Company to enter, into any contract or agreement or engage in any material transaction (as transferor or transferee) with any Affiliate of each of the Operating Companies  or the Company or any constituent party of each of the Operating Companies  or the Company, except for fair value and upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to those that would be available on an arms-length basis with third parties other than any such party.  The Company will not engage, nor shall the Company allow the Operating Company to engage, in any transaction with any Affiliate of the Company, the Operating Company, any constituent party of the Company, any guarantors of the obligations of the Company or the Operating Company or any Affiliate of any constituent party, owner or guarantor (individually, a “Related Party” and collectively the “Related Parties”) involving any intent to hinder, delay or defraud any Person.

(iv)           The Company will be, and the Company shall cause the Operating Company to be, and at all times hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate or any constituent party thereof) except that the Operating Company shall be treated as a disregarded entity for federal, and to the extent applicable, state and local income tax purposes only.

(b)           The Members acknowledge that this Section 11.13 may be modified to include additional special purpose provisions if such provisions are required by a third party lender with respect to a transaction involving the Company.

Section 11.14       Patriot Act Representation.

Each Member hereby represents and warrants that on the date hereof and throughout the term of this Agreement (a) none of the funds or other assets or any Member, or any principal of any of them, constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. Law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. Sections 1701 et seq., the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act) Act of 2001 (Public Law 107-56), the Trading with the Enemy Act, 50 U.S.C. App 1 et seq., and any Executive Orders or regulation promulgated under any such legislation with the result that the investment in the Company is prohibited by law or is in violation of law (any such person, entity or government being referred to herein as an “Embargoes Person”), and (b) none of the funds of any Member or any such principal, as applicable have been derived from any unlawfully activity with the result that the investment in the Company or in any principal, as applicable, whether directly or indirectly, is prohibited by law or is in violation of law.

Section 11.15       OFAC Compliance and Source of Funds.

(a)           Compliance with International Trade Control Laws and OFAC Regulations.  Each Member represents and warrants that such Member is not now nor shall it be at any time hereafter an individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity with whom a United States citizen, entity organized under the laws of the United States or its territories or entity having its principal place of business within the United States or any of its territories (collectively, a “U.S. Person”), is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”) (including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC “Specially Designated Nationals and Blocked Persons”) or otherwise.  Neither Member nor any Person who owns an interest in Member (collectively, a “Purchaser Party”) is now nor shall be at any time hereafter a Person with whom a U.S. Person, including a “financial institution” as defined in 31 U.S.C. § 5312(a)(2) (“Financial Institution”), is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

(b)           Member’s Funds.  Each Member represents and warrants that such Member has taken, and shall continue to take hereafter, such measures as are required by law to assure that the funds used to pay to the Company the Capital Contribution are derived from: (i) transactions that do not violate United States law nor, to the extent such funds originate outside the United States, do not violate the laws of the jurisdiction in which they originated; and (ii) permissible sources under United States law and to the extent such funds originate outside the United States, under the laws of the jurisdiction in which they originated.

(c)           Anti-Money Laundering Laws.  Each Member represents and warrants that to the best of such Member’s knowledge after making due inquiry, neither Member nor any Purchaser Party, nor any Person providing funds to Member:  (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti Money Laundering Laws (as hereinafter defined in this Section); (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (iii) has had any of its funds seized or forfeited in any action under any Anti Money Laundering Laws.  For purposes of this Subsection (i), the term “Anti-Money Laundering Laws” shall mean laws, regulations and sanctions, state and federal, criminal and civil, that: (w) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (x) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (y) require identification and documentation of the parties with whom a Financial Institution conducts business; or (z) are designed to disrupt the flow of funds to terrorist organizations.  Such laws, regulations and sanctions shall be deemed to include the USA PATRIOT Act of 2001, Pub. L. No. 107-56 (the “Patriot Act”), the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq., the Trading with the Enemy Act, 50 U.S.C. App. §§ 1 et seq., the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. §§ 1956 and 1957.

ARTICLE XII
BOOKS AND RECORDS

Section 12.1         Books and Records; Periodic Reporting.

(a)           The Managing Member shall maintain at the principal place of business of the Company separate books of account for the Company that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the conduct of the Company and the operation of its business in accordance with modified accrual based income tax accounting consistently applied.

(b)           Except as provided in Section 4.2, The Company's federal and state income and other tax returns shall be prepared at the expense of the Company.  All tax returns shall be signed on behalf of the Company and filed by the Managing Member and prepared in accordance with Section 2.1 of Exhibit B. At least ten (10) days prior to the due date, as the same may be extended, of each such Company tax return, the Managing Member shall transmit copies thereof to the Members for their review.  In addition, as soon as reasonably possible each year, the Managing Member shall furnish each Member with such information as may be needed to enable such Member to file its federal income tax return and any required state income tax return.  The cost of all such reporting shall be paid by the Company as a Company expense.

(c)           Within ten (10) business days after the property manager of the Property has provided the appropriate month-end data and reports, the Managing Member shall cause to be prepared and provided to each Member the following monthly reports for the Property and/or the Company: financial summary, variance report, balance sheet, income statement, cash flow statement and aged delinquency report.

(d)           Each Member may require, the Company to cause auditors selected by the Company to prepare and furnish to each Member audited financial statements for any completed  Fiscal Year accompanied by a report thereon of the accounting firm engaged by the Company (unless the Senior Lender requires another auditor), including the following: (i) a copy of the balance sheet of the Company as of the last day of such Fiscal Year; (ii) a statement of income or loss for the Company for such Fiscal Year; (iii) a statement of the Members’ Capital Accounts and changes therein for such Fiscal Year; and (iv) a statement of Company cash flow for such Fiscal Year.  The cost of all such reporting shall be paid by the Company as a Company expense.

Section 12.2         Right to Inspection; Delivery of Information.

The Members shall have the right at all reasonable times, during their respective periods of membership in the Company, upon reasonable notice to examine and copy at the expense of the Company, the books and records of the Company. The Managing Member shall promptly forward copies of written documentation and written correspondence relating to the Company which is received by the Managing Member and which is reasonably of interest to the Members, could have a material economic effect on the Company, or is some indication of the value of the Property, including without limitation, any offers, letters of intent or expressions of interest with respect to the possible purchase of all or any substantial portion of the Property or all of the Member Interests in the Company.

Section 12.3         Notices of Default or Litigation.

In addition to the foregoing, any Member receiving any of the following notices or information (a “Receiving Member”) Managing Member shall promptly provide the other Member:

(a)           written notice of any litigation, arbitration, or other proceeding or governmental investigation (including any survey results or inspection reports from any governmental authority) pending or, to Receiving Member’s knowledge, threatened against or relating to the Company, the Operating Company, the Property or the Receiving Member (other than any litigation, arbitration or other proceeding concerning any bankruptcy or default by a tenant); provided, that with respect to any such litigation, arbitration or other proceeding relating solely to a monetary claim of less than $10,000.00, Receiving Member shall not be required to provide notice (written or otherwise) of such claim in accordance with the terms of this clause;

(b)          a copy of all notices of default and violations of laws, regulations, codes, ordinances and the like received by the Company or Receiving Member relating to (i) the Company, (ii) the Operating Company, (iii) any Member, or (iv) the Property;

(c)           a copy of all notices of default or any other correspondence sent by the Company to, or received by the Company from, the (i) Manager under the Management Agreement or the (ii) Senior Lender.

ARTICLE XIII
OBLIGATIONS OF MANAGING MEMBER

Section 13.1         Duties and Obligations of Managing Member.

The Managing Member shall have full, exclusive, and complete discretion, power, and authority, subject in all cases to the other provisions of this Agreement and the requirements of applicable law, to manage, control, administer, and operate the business and affairs of the Company for the purposes herein stated, and shall be obligated to use reasonable commercial efforts to perform, or cause to be performed all of the following:

(a)           operate, maintain and manage the Company Property in a manner necessary and appropriate for the accomplishment of the purposes of the Company;

(b)           cause the Operating Company to enter into any necessary and appropriate agreements and contracts deemed necessary and appropriate in connection with the management, maintenance and operation of the Property;

(c)           as a fiduciary for the Company, hold and distribute funds to the Members by way of cash, income and return of capital, or otherwise, in accordance with the provisions of this Agreement (provided, however, that this duty applies to any Member who may hold and distribute funds to the Members);

(d)           in accordance with the Approved Budget (as hereinafter defined), contract on behalf of the Company and/or the Operating Company for the engagement of independent contractors and supervise such contractors in connection with the rendering of services to the Company and/or the Operating Company;

(e)           obtaining insurance policies for that the Property and potential liabilities and risks of the Company in appropriate amounts (subject to availability at commercially reasonable rates;

(f)           The following provisions shall apply with respect to Approved Budgets:

(i)           As soon as reasonably practicable after the Effective Date, but in no event later than thirty (30) days after the Effective Date, the Managing Member shall furnish to Non-Managing Member for its approval a proposed budget for the balance of the 2010 Fiscal Year.  With respect to each subsequent Fiscal Year not less than thirty (30) days prior to the expiration of the then current Fiscal Year, the Managing Member shall furnish to Non-Managing Member for the approval of Non-Managing Member, a proposed annual budget of the estimated expenses and obligation of the Company for the Fiscal Year to follow. The proposed budget shall be detailed and shall show the amounts budgeted by accounts and expense classifications. Non-Managing Member shall act reasonably, diligently and in good faith in reviewing the budget and if appropriate, suggesting modifications thereto within thirty (30) days after receipt thereof. If and when the budget shall be approved by Non-Managing Member, the same shall be referred to herein as an “Approved Budget.”  The Members shall endeavor to resolve any disagreements with respect to any proposed budget as soon as reasonably possible.

(ii)           In the case of a proposed budget described in Section 13.1(f)(i), if the Members fail for any reason to approve all or part of such proposed budget by such effective date, the portions of the proposed budget that have been approved shall become effective on the effective date.  The portions of the prior Approved Budget that cover substantially the same matter as the portions of the proposed budget that were not approved shall remain in effect and shall be carried over into the period for which the proposed budget is intended to be effective.  The portions of the proposed budget that have been approved, together with the portions of the existing budget that are so carried over, shall constitute the Approved Budget for the period for which the proposed budget is intended to be effective.

(iii)           The Managing Member shall secure the prior written approval of Non-Managing Member before expending, obligating the Company and/or the Operating Company for or approving any expenditure in connection with the ownership, operation and management of the Property that would result in an Approved Budget line item or category being exceeded (“Cost Overrun”) by the greater of (A) $5,000.00 or (B) ten percent (10%) or more in that line item or category of the Approved Budget except to the extent such Cost Overrun is caused by or results from Uncontrollable Expenses or Emergency Costs.  Where emergency action is necessary to prevent imminent risk to health and safety to Persons on or about the Property, imminent property damage, imminent imposition of criminal or civil sanctions against the Company, the Operating Company or any Member or the foreclosing of a Lien against the Property, then any Member shall have the right, but not the obligation, to make, or cause to be made, expenditures not contemplated by the Approved Budget if any expenditure made without the approval of the Members is, in such Member’s good faith judgment, reasonable and necessary under the circumstances set forth above (all such costs being collectively referred to herein as “Emergency Costs”), provided that such Member endeavors diligently and in good faith (y) to notify the other Members of any such emergency and (z) obtain verbal approval for any required expenditure.

(g)           The Members stipulate and agree that Managing Member has used reasonable commercial efforts to perform its obligations under this Section 13.1 with respect to the management and operation of the Company if and to the extent and during the applicable time periods that such management and operational matters are within the purview of the obligations of an RSC Manager pursuant to an applicable RSC Management Agreement.

Section 13.2         Non-Managing Member’s Right to Perform Obligations of Managing Member.

If Managing Member shall fail, refuse or neglect to make any payment or perform any act required by this Agreement, then upon the expiration of ten (10) days prior written notice to Managing Member and without waiving or releasing any other right, remedy or recourse Non-Managing Member may have by reason of such failure, refusal or neglect, Non-Managing Member may (but shall not be obligated to) make such payment or perform such act for the account of and at the expense of the Company, and shall have the right to enter upon the Property for such purpose and to take all such action thereon and with respect to the Property as it may deem necessary or appropriate.  If Non-Managing Member shall elect to pay any sum due with reference to the Property, Non-Managing Member may do so in reliance on any bill, statement or assessment procured from the appropriate governmental authority or other issuer thereof without inquiring into the accuracy or validity thereof.  Similarly, in making any payments to protect the Property, Non-Managing Member shall not be bound to inquire into the validity of any apparent or threatened adverse title, lien, encumbrance, claim or charge before making an advance for the purpose of preventing or removing the same.   In exercising any rights under this Agreement or taking any actions provided for therein, Non-Managing Member may act through its employees, agents or independent contractors as authorized by Non-Managing Member.  All sums paid by Non-Managing Member pursuant to this Section 13.2 shall be deemed to be a Member Loan. Notwithstanding the foregoing, if during the ten (10) days notice period set forth in this Section 13.2, Managing Member shall notify Non-Managing Member that the such matter is in dispute between the relevant parties and demands that Non-Managing Member refrain from taking any action with respect to same, then any payment or performance by Non-Managing Member shall be for its own account and not an the expense of the Company unless and until the same is adjudicated or otherwise resolved to be an expense of the Company between Managing Member and Non-Managing Member.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement, as of the date first set forth above.

CORNERSTONE OAKLEAF VILLAGE, LLC,
a Delaware limited liability company

By:	/s/ Terry G. Roussel
Name:	Terry G. Roussel
Title:	President

RSC SOUTH CAROLINA INTERESTS, LLC,
a Florida limited liability company

By:	/s/ Aharon Soffer
Aharon Soffer, Manager

By:	/s/ Avi Bittan
Avi Bittan, Manager

[JOINDER BY MEMBERS ON THE FOLLOWING PAGE]

JOINDER
BY MEMBERS IN
ROYAL CORNERSTONE SOUTH CAROLINA TENANT PORTFOLIO, LLC,
a Delaware limited liability company

The undersigned being the sole members in Royal Cornerstone South Carolina Tenant Portfolio, LLC, a Delaware limited liability company, do hereby join in the execution of this Agreement to confirm their agreement that each of their respective entire membership interests shall be subject to and governed by the provisions of the Buy Sell Procedures as set forth in this Agreement.

CORNERSTONE OAKLEAF VILLAGE TRS,
LLC, a Delaware limited liability company

By:	/s/ Terry G. Roussel
Name:	Terry G. Roussel
Title:	President

RSC SOUTH CAROLINA INTERESTS, LLC,
a Florida limited liability company

By:	/s/ Aharon Soffer
Aharon Soffer, Manager

By:	/s/ Avi Bittan
Avi Bittan, Manager

2

EXHIBIT A

DEFINITIONS

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is Controlled by or is under common Control with such Person or of an Affiliate of such Person.

“Affiliate Contract” shall have the meaning set forth in Section 5.1(b)(iv).

“Agreement” shall mean this limited liability company agreement, as amended, modified or supplemented from time to time in accordance with its terms together with the Exhibits attached hereto.

“Anti-Money Laundering Laws” shall have the meaning set forth in Section 11.15(c).

 “Approved Budget” shall have the meaning set forth in Section 13.1(f)(i).

“Auditors” shall have the meaning set forth in Section 5.1(b)(xvi).

“Auditor Removal Notice” shall have the meaning set forth in Section 5.3.

“Available Cash from Operations” shall mean all cash funds of the Company on hand from time to time after reduction for (a) all Company Costs and Expenses that are due and payable as of such date and the Threshold Working Capital Amount (but expressly not reduced by (i) Excess Expenses or (ii) Non-Recurring Capital Expenditures funded from Available Cash from Operations) and (b) Recurring Capital Expenditures).

“Bankruptcy” shall mean, with respect to any Person, if such Person: (a) makes an assignment for the benefit of creditors; (b) files a voluntary petition in bankruptcy, (c) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings; (d) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation; (e) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature; (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties; or (f) if one hundred twenty (120) days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated.  The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Delaware Act.

“Bona Fide Offer" means a written offer by a Qualified Purchaser to buy the entire Membership Interest of a Member accompanied by a cash deposit of a sum not less than five percent (5%) of the total proposed purchase price.

“Business Day” shall mean Monday through Friday of each week, except that a legal holiday recognized as such by the United States or the State of South Carolina shall not be regarded as a Business Day.

“Buy-Sell Closing” shall have the meaning set forth in Section 6.2(a)

“Buy-Sell Closing Date” shall have the meaning set forth in Section 6.2(a)

“Buy-Sell Notice” shall have the meaning set forth in Section 6.1(b).

“Buy-Sell Notice Date” shall have the meaning set forth in Section 6.1(b).

“Buy-Sell Procedures” shall have the meaning set forth in Section 6.1(a).

“Capital Account” shall mean, with respect to each Member, the account established and maintained for the Member on the books of the Company in compliance with Treasury Regulation §§1.704-1(b)(2)(iv) and 1.704-2, as amended.  This definition shall be interpreted and applied in a manner consistent with such Treasury Regulations.  Subject to the preceding sentence, each Member’s Capital Account will initially equal the amount of cash and fair market value of property contributed (as of the date of such contribution, net of liabilities that the Company is considered to assume or take subject to under Code Section 752) by such Member to the Company and throughout the term of the Company will be (a) increased by the amount of (1) income and gains allocated to such Member and (2) the amount of any cash and the fair market value of any property subsequently contributed by such Member to the Company (as of the date of such contribution, net of liabilities that the Company is considered to assume or take subject to under Code Section 752), and (b) decreased by the amount of (1) losses and deductions allocated to such Member and (2) the amount of distributions of cash and the fair market value of distributions of property (as of the date of such distribution, net of liabilities that the Member is considered to assume or take subject to under Code Section 752) distributed to such Member.

“Capital Contributions” shall mean the capital contributions of the Members required or permitted under Section 3.1 or 3.2.

“Capital Expenditure” shall mean any expenditure(s) for assets having a useful life in excess of one (1) year.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any succeeding law).

“Commissioner” means the Commissioner of the Internal Revenue Service of the United States of America.

“Company” shall mean Royal Cornerstone South Carolina Portfolio, LLC, a Delaware limited liability company.

“Company Costs and Expenses” shall mean all of the permitted expenditures of any kind made or to be made with respect to the direct or indirect operations of the Company and/or the Operating Company, including, without limitation, all required debt service payments, all amounts payable pursuant to any management, leasing or other agreement relating to the Property, costs of improvements to be made with respect to the Property, ad valorem taxes, federal, state and local taxes, assessment and school fees, insurance premiums, repair and maintenance costs, engineering fees, advertising and other marketing expenses, professional fees, utilities costs, overhead, costs, general and administrative costs of each of the Operating Companies  and the Company and all other types of permitted costs, expenses, charges, liabilities and obligations of the Company and/or the Operating Company, as limited herein.

“Company Minimum Gain” has the same meaning as “partnership minimum gain” set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Company Property” shall mean the Property and all other property of whatever kind or nature owned by the Company from time to time.

“Contributing Member” shall have the meaning set forth in Section 3.2(b).

“Control” when used with respect to any specified Person, as such or in any related meaning, shall mean the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, membership or partnership interests, by contract or otherwise.

“Cornerstone Oakleaf Village TRS”  shall mean Cornerstone Oakleaf Village, TRS, LLC, a Delaware limited liability company, the owner of an eighty percent (80%) membership interest in Tenant Portfolio, and its successors or assigns under the provisions of the Tenant Portfolio Agreement.

“Cornerstone Principal” shall mean Cornerstone Healthcare Plus REIT, Inc., a Maryland corporation

“Cost Overrun” shall have the meaning set forth in Section 13.1(f)(iii).

“Counsel” shall have the meaning set forth in Section 11.8.

“Deadlock” shall have the meaning set forth in Section 5.1(d).

“Deadlock Notice” shall have the meaning set forth in Section 5.1(d).

“Delaware Act” shall have the meaning set forth in the Explanatory Statement.

“Deposit” shall have the meaning set forth in Section 6.1(c).

“Effective Date” shall have the meaning set forth in the Preamble.

“Embargoes Person” shall have the meaning set forth in Section 11.14.

“Emergency Costs” shall have the meaning set forth in Section 13.1(f)(iii).

“Excess Expenses” shall mean, for the Company and the Operating Companies: (a) expenses which are required by either of the Operating Companies or Senior Lender, which have not been incurred or required to be incurred in RSC Manager's prior operation of the Properties, and which are generally considered not be operating expenses in nature in accordance with prevailing industry standards for similarly situated senior living facilities (by way of example only and without limitation, expenses relating to the audit of the Company or insurance required by either of the Operating Companies or Senior Lender in excess of the coverages required in Exhibit B to the RSC Management Agreement attached hereto as Exhibit C, and (b) working capital expenditures in excess of the Threshold Working Capital Amount.  In any event, but without in any way limiting the foregoing, any expense provided for in an Approved Budget shall never be an "Excess Expense".

“Family Members” shall mean:  (a) any parent, sibling, spouse or lineal descendant of a Royal Principal; (b) any trust set up for the benefit of a Royal Principal and/or any of the individuals described in clause (a) above; (c) any Person in which an Royal Principal and/or any one or more of the individuals or trusts described in clause (a) and/or (b) own one hundred percent (100%) of beneficial interests; and/or (d) the estates or legal representatives of a Royal Principal.

“Financial Institution” shall have the meaning set forth in Section 11.15(a).

“Fiscal Year” shall mean the 12-month period ending December 31 of each year; the first Fiscal Year shall begin on the date of this Agreement and the last Fiscal Year shall be the period beginning on January 1 of the calendar year in which the final liquidation and termination of the Company is completed and ending on the date such final liquidation and termination is completed. To the extent any computation or other provision hereof provides for action to be taken on a Fiscal Year basis, an appropriate proration or other adjustment shall be made in respect of the initial and final Fiscal Years to reflect that such periods are less than full calendar year periods.

“Formation Date” shall have the meaning set forth in Section 1.1.

“Greenville Master Lease” shall mean that certain Amended and Restated Ground Lease Agreement dated as of even date herewith between RSC Oakleaf Greenville, LLC, a Florida limited liability company (being an Operating Company) and Greenville Operator with respect to the Greenville Property, as the same may be modified, amended, restated or consolidated with the written consent of the Members from time to time.

“Greenville Operator” shall mean that RSC Greenville, LLC, a Florida limited liability company.

“Group” shall have the meaning set forth in Section 6.1(d).

“Gross Price” shall have the meaning set forth in Section 6.1(b).

“Indemnitee” shall have the meaning set forth in Section 7.6(a).

“Interests” shall mean the interests of the Company in and to the Operating Company.

“Lexington Master Lease” shall mean that certain Amended and Restated Ground Lease Agreement dated as of even date herewith between RSC Oakleaf Lexington, LLC, a Florida limited liability company (being an Operating Company) and Lexington Operator with respect to the Lexington Property, as all of the same may be modified, amended, restated or consolidated with the written consent of the Members from time to time.

“Lexington Operator” shall mean that RSC Lexington, LLC, a Florida limited liability company.

“Lien” shall mean any mortgage, deed of trust, pledge, lien, encumbrance, charge or security interest, other than liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings.

“Liquidating Trustee” shall have the meaning set forth in Section 10.2(a).

“Losses” shall mean the dollar amounts of all costs, claims, suits, actions, losses, liabilities, obligations, reasonable fees and expenses of any kind or nature, including costs and expenses of accountants, attorneys and other professionals, judgments, fines, penalties, settlements and all other costs and expenses of any nature or type actually paid or incurred by a specified Person; provided, however, that Losses shall not include lost profits or consequential or punitive damages.

“Major Decision Materiality Threshold” shall mean a Major Decision in which the event, change or condition which is the subject of the proposed Major Decision has required or involved, or could reasonably be expected to require or involve, income or an expenditure or obligation involving a sum or value in excess of $250,000 for any transaction or other action or of $250,000 for any group of similar transactions or similar actions.

“Major Decision Notice” shall have the meaning set forth in Section 5.1(c).

“Major Decision(s)” shall have the meaning set forth in Section 5.1(b).

 “Management Agreement” shall have the meaning set forth in Section 5.2.

“Managing Member” shall mean CORNERSTONE OAKLEAF VILLAGE, LLC, a Delaware limited liability company, and its permitted successors and assigns in its capacity as the Managing Member of the Company.

“Managing Member Related Persons” shall have the meaning set forth in Section 7.5.

“Matter” shall have the meaning set forth in Section 11.8.

“Member(s)” shall mean Managing Member and Non-Managing Member and their permitted successors and assigns in its or their capacities as Members in the Company.

“Member Electing Removal of Auditor” shall have the meaning set forth in Section 5.3.

“Member Loan” shall have the meaning set forth in Section 3.2(b).

“Member Responding to Auditor Removal Notice” shall have the meaning set forth in Section 5.3.

“Membership Interest” shall mean the interest of a Member in the Company, including, without limitation, such Member’s right (a) to allocations of items of income, gain, loss, deduction, and credit of the Company as set forth in Exhibit B hereto; (b) to a distributive share of the assets of the Company as set forth in Articles 4 and 10; and (c) to participate in the management and operation of the Company in accordance with this Agreement.

“Membership Percentage” shall mean, for Non-Managing Member, 20% and for Managing Member, 80%.

“Necessary Expenses” shall mean: (a) Emergency Costs; (b) Uncontrollable Expenses; and (c) any other costs or expenses (without duplication) provided for in any budget approved by Managing Member and Non-Managing Member.

“Net Capital Transaction Proceeds” shall mean the proceeds from (a) any financing or refinancing of the Property or any part thereof and (b) any sale, disposition, taking or loss of any direct or indirect interest in the Property or any part thereof, or all of the Membership Interests (but not part thereof) or any other interest therein, less payment of all costs and other expenses related thereto, any amounts expended to repair or replace any part of the Property taken or destroyed, all Company Costs and Expenses and all other obligations of the Company and/or the Operating Company then due. Without limiting the generality of the foregoing, proceeds shall include but not be limited to the proceeds from any eminent domain proceeding or conveyance in lieu thereof or from title insurance or casualty insurance, other than rental income insurance.

“Net Income” and “Net Losses” mean the income or losses of the Company as determined in accordance with the method of accounting followed by the Company for federal income tax purposes, including for all purposes: (1) any income exempt from tax; (2) any expenditures of the Company which are described in Code Section 705(a)(2)(B) or are treated as Code Section 705(a)(2)(B) expenditures under Treasury Regulation § 1.704-1(b)(2)(iv)(i); and (3) any adjustments to the book value of any Company asset pursuant to the Treasury Regulations; provided, however, if any property is carried on the books of the Company at a value that differs from that property’s adjusted basis for tax purposes, then any gain, loss, depreciation and amortization with respect to such property shall be computed with reference to the book value of such property, consistently with the requirement of Treasury Regulation § 1.704-1(b)(2)(iv)(g).

“Non-Contributing Member” shall have the meaning set forth in Section 3.2(b).

“Non-Managing Member” shall mean RSC SOUTH CAROLINA INTERESTS, LLC, a Florida limited liability company, and its successors and assigns in its capacity as a Non-Managing Member of the Company.

“Non-Managing Member Related Persons” shall have the meaning set forth in Section 7.5.

“Non-Recurring Capital Expenditures” shall mean Capital Expenditures in excess of the amount allocated for Recurring Capital Expenditures in the Approved Budget.

 “OFAC” shall have the meaning set forth in Section 11.15(a).

“Offeree” shall have the meaning set forth in Section 6.1(b).

“Offeree Price” shall have the meaning set forth in Section 6.1(b).

“Offeror” shall have the meaning set forth in Section 6.1(b).

“Offeror Price” shall have the meaning set forth in Section 6.1(b).

“Operating Company” shall mean RSC Oakleaf Lexington, LLC and/or RSC Oakleaf Greenville, LLC, each a Florida limited company and the fee owner of the Property, as the context may require.

“Operating Company Available Cash” shall mean all cash funds of each of the Operating Companies on hand from time to time after: (a) payment of all Company Costs and Expenses (relating to the Operating Company) that are due and payable as of such date; and (b) provision for the payment of all Company Costs and Expenses that the Operating Company is obligated to pay within ninety (90) days of such date.

“Operator” shall mean Lexington Operator and/or Greenville Operator, as the context may require.

“Original Agreement” shall have the meaning set forth in the Whereas Clauses.

“Other Preferred Return Payments” shall mean all distributions considered payments of the preferred returns referred to in Sections 4.1(e), 4.1(f), 4.2.(g) and 4.2(h).

“Patriot Act” shall have the meaning set forth in Section 11.15(c)

“Person” shall mean an individual, corporation, partnership, limited liability company, trust, estate, unincorporated organization, association or other legally recognized entity.

“Permitted Managing Member Transferee” shall have the meaning set forth in Section 8.2(a).

“Permitted Non-Managing Member Transferee” shall have the meaning set forth in Section 8.2(b).

“Property” shall mean that certain land and improvements (i) located at 800 North Lake Drive, Lexington, South Carolina (sometimes, the “Lexington Property”) and/or (ii) located at 1560 Thornblade Boulevard, Greenville, South Carolina (sometimes the “Greenville Property”), as the context may require.

“Purchase Price” shall have the meaning set forth in Section 6.1(b).

“Purchaser” shall have the meaning set forth in Section 6.1(c).

“Purchaser Party” shall have the meaning set forth in Section 11.15(a).

“Qualified Purchaser” shall have the meaning set forth in Section 8.3(a) hereof.

“Recourse Liabilities” shall have the meaning set forth in Section 3.4.

“Recurring Capital Expenditures” shall mean the Capital Expenditures reflected in (and limited by) the Approved Budget for recurring items.

 “Related Party” and “Related Parties” shall have the meaning set forth in Section 11.13(a)(iii).

“Related Persons” shall have the meaning set forth in Section 7.5.

“Remaining Member” shall have the meaning set forth in Section 8.3(a).

 “Response Notice” shall have the meaning set forth in Section 6.1(c).

“Right of First Refusal” shall have the meaning set forth in Section 8.3(a) hereof.

“ROFR Closing” shall have the meaning set forth in Section 8.3(c).

“ROFR Closing Date” shall have the meaning set forth in Section 8.3(c).

“Royal Principal” shall mean Avi Bittan and/or Gazit Group USA, Inc, a Florida limited liability company, as the context may require.

“RSC-GSC” shall have the meaning set forth in Section 5.2.

“RSC-LSC” shall have the meaning set forth in Section 5.2.

“RSC Management Agreement” shall have the meaning set forth in Section 5.2.

 “Seller” shall have the meaning set forth in Section 6.1(c).

“Selling Member” shall have the meaning set forth in Section 8.3(a) hereof.

“Senior Lender” shall have the meaning set forth in Section 5.1(b)(ii).

“Senior Loan” shall mean that certain loan from Senior Lender to Operating Company in the principal amount of Thirteen Million Five Hundred Thousand Dollars ($13,500,000.00).

“Senior Loan Documents” shall mean that (i) certain Promissory Note dated January 10, 2006, executed by RSC Lexington LLC and RSC Greenville LLC, both Florida limited liability companies to and in favor of Senior Lender in the original principal amount of $13,500,000.00 (ii) as to the Lexington Property, that certain Mortgage, Security Agreement, Assignment of Rents, Security Agreement and Fixture Filing Statement executed by RSC Lexington LLC, a Florida limited liability company to and in favor of Senior Lender dated as of January 10, 2006, and recorded in Book 10751, Page 107 of the Recorder of Deeds of Lexington County, South Carolina (iii) as to the Greenville Property, that certain Mortgage, Security Agreement, Assignment of Rents, Security Agreement and Fixture Filing Statement  executed by RSC Greenville LLC, a Florida limited liability company to and in favor of Senior Lender dated as of January 10, 2006, and recorded in Book 4498, Page 828 of the Recorder of Deeds of Greenville County, South Carolina and (iv) any other agreements, documents or certificates executed by the Operating Company or other Persons in connection the foregoing, as all of the same are  modified substantially in accordance with the provisions of the Term Sheet, and as all of the same may be further modified, amended, restated or consolidated with the written consent of the Members from time to time.

“Settlement Notice” shall have the meaning set forth in Section 7.6(d) hereof.

“Specially Designated Nationals and Blocked Persons” shall have the meaning set forth in Section 11.15(a).

“Tag-Along Right” shall have the meaning set forth in Section 8.4 hereof.

“Tenant Portfolio” shall mean Royal Cornerstone South Carolina Tenant Portfolio, LLC, a Delaware limited company and the owner of a one hundred percent (100%) membership interest in the Tenant Portfolio Operating Company.

“Tenant Portfolio Agreement” shall mean shall mean the limited liability company agreement of Tenant Portfolio, as amended, modified or supplemented from time to time in accordance with its terms together with the Exhibits attached hereto.

“Tenant Portfolio Operating Company” shall mean RSC Lexington, LLC and/or RSC Greenville, LLC, each a Florida limited company and master tenant of the Property, as the context may require.

“Term” shall have the meaning set forth in Section 1.3.

“Term Sheet” shall have the meaning set forth in Section 3.4.

“Third Party” shall mean any Person that is not a Member or an Affiliate of a Member.

“Threshold Working Capital Amount” shall mean, without duplication of any required minimum working capital requirements as set forth in the Tenant Portfolio Agreement, the aggregate amount of Ten Thousand Dollars ($10,000.00) for each of RSC Oakleaf Lexington, LLC and/or RSC Oakleaf Greenville, LLC, both Florida limited companies and Seventy Five Thousand Dollars ($75,000.00) for each of RSC Lexington, LLC and RSC Greenville, LLC, both Florida limited companies.

“Transfer” and related usages of that term shall mean any sale, transfer, assignment, pledge, hypothecation or other disposal of all or any part of a Membership Interest (including economic interests) or any direct or indirect ownership interest in a Member in any manner, whether directly or indirectly by Transfer of all or a portion of any type of equity, profits, distribution or other ownership interest, and shall include the ability to approve or have any right to vote on, consent to or veto any decision or matter set forth in this Agreement and a right to receive any share or portion of payments of dividends, distributions or profits.

“Treasury Regulations” or “Regulations” shall mean the regulations promulgated under the Code, as such regulations are in effect from time to time.

“Uncontrollable Expenses” shall mean the following expenditures: (i) taxes, (ii) utility charges, (iii) costs of insurance, (iv) payments due under any loan to the Company and/or the Operating Company, including any fees, costs or other charges and including establishing any required reserves (or payment of any other scheduled payment under any such loan, including without limitation, the entire amount of the loan at maturity) and (v) payments under non-Affiliate Contracts binding on the Company and/or the Operating Company.

“Unreturned Capital Contribution” shall mean, as calculated and determined with respect to each Member, the initial capital contribution of such Member (which shall include, but not be limited to, the permitted closing costs incurred by each such Member, or its respective Affiliates,  with respect to the closing of the transaction evidenced by that certain Membership Interest Sale and Purchase Agreement dated March 5, 2010, between RSC, therein designated as Seller, and Managing Member, therein designated as Purchaser, as amended or modified from time to time, with the express exception of the brokerage fees incurred by RSC), increased by additional Capital Contributions and reduced by any distributions of capital per Sections 4.2(e) and (f) hereof  (which expressly is not adjusted for profits or losses or distributions thereof).

“U.S. Person” shall have the meaning set forth in Section 11.15(a).

EXHIBIT B

CERTAIN TAX AND ACCOUNTING MATTERS

ARTICLE I
ALLOCATION OF INCOME AND LOSSES

Section 1.1           Capital Account.  Capital Account shall have the meaning set forth in Exhibit A to this Agreement.

Section 1.2          Capital Account Adjustments for Revaluations.  Whenever the Company would be permitted to adjust the Capital Accounts of the Members pursuant to Treasury Regulation §1.704-1(b)(2)(iv)(f) to reflect revaluations of Company Property, the Company may so adjust the Capital Accounts of the Members.  In the event that the Capital Accounts of the Members are adjusted pursuant to Treasury Regulation §1.704-1(b)(2)(iv)(f) to reflect revaluations of Company Property (a) the Capital Accounts of the Members shall be adjusted in accordance with Treasury Regulation §1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain or loss, as computed for book purposes, with respect to such property, (b) the Members’ distributive shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to such property shall be determined so as to take account of the variation between the adjusted tax basis and book value of such property in accordance with Code Section 704(c), and (c) the amount of upward and/or downward adjustments to the book value of any Company Property shall be treated as income, gain, deduction and/or loss for purposes of applying the allocation provisions of this Exhibit.  In the event that Code Section 704(c) applies to any Company Property, the Capital Accounts of the Members shall be adjusted in accordance with Treasury Regulation §1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain and loss, as computed for book purposes, with respect to such Company Property.

Section 1.3           Allocations of Net Income and Net Losses.

(a)           Allocation of Net Income.

After giving effect to Section 1.5 of this Exhibit, for any Fiscal Year, the items of income, expense, gain and loss of the Company comprising Net Income shall be allocated as follows:

(1)           First, to the Members who have previously been allocated Net Losses pursuant to Section 1.5(f)(3) of this Exhibit in the reverse order (as to the periods in which such Net Losses were allocated) and in the same ratio of such Net Losses so allocated, until the aggregate Net Income allocated to each such Member pursuant to this Section 1.3(a)(1)  is equal to the aggregate Net Losses allocated to that Member pursuant to said Section 1.4(f)(3);

(2)           Second, to the Members who have previously been allocated Net Losses pursuant to Section 1.5(f)(2) of this Exhibit in the reverse order (as to the periods in which such Net Losses were allocated) and in the same ratio of such Net Losses so allocated, until the aggregate Net Income allocated to each such Member pursuant to this Section 1.3(a)(2)  is equal to the aggregate Net Losses allocated to that Member pursuant to said Section 1.5(f)(2);

(3)           Third, to the Members who have previously been allocated Net Losses pursuant to Section 1.3(b)(3) of this Exhibit in the reverse order (as to the periods in which such Net Losses were allocated) and in the same ratio of Net Losses so allocated, until the aggregate Net Income allocated to each such Member pursuant to this Section 1.3(a)(3) is equal to the aggregate Net  Losses allocated to that Member pursuant to said Section 1.3(b)(3);

(4)           Fourth, to the Managing Member until the aggregate Net Income allocated to the Managing Member pursuant to this Section 1.3(a)(4) equals the (i) sum of (A) the amount of distributions for the current and all prior Fiscal Years to the Managing Member pursuant to Section 4.1(c), (B) the additional amount that currently would be required to be distributed to the Managing Member pursuant to Section 4.1(c) of the Agreement to provide the Managing Member with the 9% Managing Member Preferred Return and (C) the aggregate amount of Net Losses allocated to the Managing Member pursuant to Section 1.3(b)(5) of this Exhibit less (ii) the Managing Member's Capital Contributions;

(5)           Fifth, to the Non-Managing Member until the aggregate Net Income allocated to the Non-Managing Member pursuant to this Section 1.3(a)(5) equals the (i) sum of (A) the amount of distributions for the current and all prior Fiscal Years to the Non-Managing Member pursuant to Section 4.1(d), (B) the additional amount that currently would be required to be distributed to the Non-Managing Member pursuant to Section 4.1(d) of the Agreement to provide the Non-Managing Member with the 9% Non-Managing Member Preferred Return and (C) the aggregate amount of Net Losses allocated to the Non-Managing Member pursuant to Section 1.3(b)(4) of this Exhibit less (ii) the Non-Managing Member's Capital Contributions;

(6)           Sixth, to the Members, in accordance with their respective Membership Percentages until the aggregate Net Income allocated to each Member pursuant to this Section 1.3(a)(6) equals (A) the amount of distributions for the current and all prior Fiscal Years to said Member pursuant to Section 4.1(e), (B) the additional amount that currently would be required to be distributed to said Member pursuant to Section 4.1(e) of the Agreement to provide the Members with a 12% cumulative, non-compounding annual return upon and in respect to the amount of their respective Unreturned Capital Contribution and (C) the aggregate amount of Net Losses allocated to said Member pursuant to Sections 1.3(b)(4) and (5) of this Exhibit;

(7)           Seventh, (i) 40% to Non-Managing Member, and (ii) 60% to Managing Member, until the aggregate Net Income allocated to the Non-Managing Member pursuant to this Section 1.3(a)(7) equals the sum of (i) the amount of distributions to the Non-Managing Member for the current and all prior Fiscal Years pursuant to Section 4.1(f) of the Agreement and (ii) the additional amount which would be required to be distributed to the Non-Managing Member pursuant to Section 4.1(f) to provide the Non-Managing Member with a 15% cumulative, non-compounding annual return upon and in respect to the amount of their respective Unreturned Capital Contribution and (iii) the aggregate amount of Net Losses allocated pursuant to Sections 1.3(b)(4) and (5) of this Exhibit; and

(8)           Thereafter, (i) 45% to the Non-Managing Member, and (ii) 55% to the Managing Member.

(b)           Allocation of Net Losses.  After giving effect to Section 1.5  of this Exhibit, for any Fiscal Year, the items of income, expense, gain and loss of the Company comprising Net Losses shall be allocated as follows:

(1)           First, (i) 45% to Non-Managing Member, and (ii) 55% to Managing Member, until the aggregate amount of Net Losses allocated pursuant to this Section 1.3(b)(1) equals the aggregate amount of Net Income allocated pursuant to Section 1.3(a)(8) of this Exhibit;

(2)           Second, (i) 40% to the Non-Managing Member, and (ii) 60% to Managing Member, until the aggregate amount of Net Losses allocated pursuant to this Section 1.3(b)(2) equals the aggregate amount Net Income allocated pursuant to Section 1.3(a)(7) of this Exhibit;

(3)           Third, to the Members, pro rata in accordance with their respective Membership Percentages until the aggregate amount of Net Losses allocated pursuant to this Section 1.3(b)(3) equals the aggregate amount Net Income allocated pursuant to Section 1.3(a)(6) of this Exhibit; and

(4)           Fourth, to the Non-Managing Member until the aggregate amount of Net Losses allocated to the Non-Managing Member pursuant to this Section 1.3(b)(4) equals the aggregate amount Net Income allocated pursuant to Section 1.3(a)(5) of this Exhibit;

(5)           Fifth, to the Managing Member until the aggregate amount of Net Losses allocated to the Managing Member pursuant to this Section 1.3(b)(5) equals the aggregate amount Net Income allocated pursuant to Section 1.3(a)(4) of this Exhibit;

(6)           Thereafter, to the Members, pro rata in accordance with their respective Membership Percentages.

(c)           Interest paid or accrued in connection with Member Loans shall be deducted in accordance with the appropriate U.S. income tax rules and shall be deducted as a deductible partnership expense for purposes of calculating taxable income, taxable loss, Net Profits and Net Losses.

Section 1.4           Allocations of Net Capital Gain and Net Capital Loss.

(a)          Allocation of Net Capital Gain.  After giving effect to Section 1.5 and Section 1.3 of this Exhibit, for any Fiscal Year, the items of income, expense, gain and loss of the Company comprising Net Capital Gain shall be allocated as follows:

(1)           First, to the Members who have previously been allocated Net Losses or Net Capital Loss pursuant to Section 1.5(f)(3) of this Exhibit in the reverse order and in the same ratio of such Losses so allocated, until the aggregate Net Capital Gain and Net Income allocated to each such Member pursuant to this Section 1.4(a)(1) and Section 1.3(a)(1) is equal to the aggregate Net Losses and Net Capital Loss allocated to that Member pursuant to said Section 1.5(f)(3);

(2)           Second, to the Members who have previously been allocated Net Losses or Net Capital Loss pursuant to Section 1.5(f)(2) of this Exhibit in the reverse order and in the same ratio of such Losses so allocated, until the aggregate Net Capital Gain and Net Income allocated to each such Member pursuant to this Section 1.4(a)(2) and Section 1.3(a)(2) is equal to the aggregate Net Losses and Net Capital Loss allocated to that Member pursuant to said Section 1.5(f)(2);

(3)           Third, to the Members who have previously been allocated Net Capital Loss pursuant to Section 1.4(b)(8) of this Exhibit in the reverse order and in the same ratio of Net Capital Loss so allocated, until the aggregate Net Capital Gain allocated to each such Member pursuant to this Section 1.4(a)(5) is equal to the aggregate Net Capital Loss allocated to that Member pursuant to said Section 1.4(b);

(4)           Fourth, to the Managing Member until the aggregate Net Capital Gain allocated to the Managing Member pursuant to this Section 1.4(a)(4) causes the Adjusted Capital Account of the Managing Member to equal the amount, which, if distributed pursuant to Section 4.2(d) of the Agreement on the date on which such allocation is being made, would cause the Managing Member to achieve a 9% cumulative, non-compounding annual return upon and in respect to the amount of the Unreturned Capital Contribution of Managing Member taking into account the aggregate amount distributed to the Managing Member pursuant to Sections 4.1 and 4.2 of the Agreement from the inception of the Company through the date on which the allocation under this Section 1.4(a)(4) is being made;

(5)           Fifth, to the Non-Managing Member until the aggregate Net Capital Gain allocated to the Non-Managing Member pursuant to this Section 1.4(a)(5) causes the Adjusted Capital Account of the Non-Managing Member to equal the amount, which, if distributed pursuant to Section 4.2(d) of the Agreement on the date on which such allocation is being made, would cause the Managing Member to achieve a 9% cumulative, non-compounding annual return upon and in respect to the amount of the Unreturned Capital Contribution of Non-Managing Member taking into account the aggregate amount distributed to the Non-Managing Member pursuant to Sections 4.1 and 4.2 of the Agreement from the inception of the Company through the date on which the allocation under this Section 1.4(a)(5) is being made;

(6)           Sixth, to the Members, in accordance with their respective Membership Percentages until the aggregate Net Capital Gain allocated to the Members pursuant to this Section 1.4(a)(6) causes the Adjusted Capital Account of each Member to equal the amount, which, if distributed pursuant to Section 4.2(g) of the Agreement on the date on which such allocation is being made, would cause said Member to achieve a 12% cumulative, non-compounding annual return upon and in respect to the amount of their respective Unreturned Capital Contribution taking into account the aggregate amount distributed to said Member pursuant to Sections 4.1 and 4.2 of the Agreement from the inception of the Company through the date on which the allocation under this Section 1.4(a)(6) is being made;

(7)           Seventh, (i) 40% to Non-Managing Member, and (ii) 60% to Managing Member, until the aggregate Net Capital Gain allocated to the Members pursuant to this Section 1.4(a)(7) causes the Adjusted Capital Account of each Member to equal the amount, which, if distributed pursuant to Section 4.2(h) of the Agreement on the date on which such allocation is being made, would cause said Member to achieve a 15% cumulative, non-compounding annual return upon and in respect to the amount of their respective Unreturned Capital Contribution taking into account the aggregate amount distributed to said Member pursuant to Sections 4.1 and 4.2 of the Agreement from the inception of the Company through the date on which the allocation under this Section 1.4(a)(7) is being made; and

(8)           Thereafter, (i) 45% to Non-Managing Member, and (ii) 65% to Managing Member.

(b)          Allocation of Net Capital Loss.  After giving effect to Section 1.5 and Section 1.3 of this Exhibit, for any Fiscal Year, the items of income, expense, gain and loss of the Company comprising Net Capital Loss shall be allocated as follows:

(1)           First, (x) 45% to Non-Managing Member, and (y) 65% to Managing Member, in an amount equal to the excess, if any, of (i) the cumulative Net Capital Gain allocated pursuant to Section 1.4(a)(8) of this Exhibit B for all prior Fiscal Years over (ii) the cumulative Net Capital Loss allocated pursuant to this Section 1.4(b)(1) of this Exhibit B for all prior Fiscal Years;

(2)           Second, (i) 40% to Non-Managing Member, and (ii) 60% to Managing Member, in an amount equal to the excess, if any, of (i) the cumulative Net Capital Gain allocated pursuant to Section 1.4(a)(7) of this Exhibit B for all prior Fiscal Years over (ii) the cumulative Net Capital Loss allocated pursuant to this Section 1.4(b)(2) of this Exhibit B for all prior Fiscal Years;

(3)           Third, to the Members, pro rata in accordance with their respective Membership Percentages in an amount equal to the excess, if any, of (i) the cumulative Net Capital Gain allocated pursuant to Section 1.4(a)(6) of this Exhibit B for all prior Fiscal Years over (ii) the cumulative Net Capital Loss allocated pursuant to this Section 1.4(b)(3) of this Exhibit B for all prior Fiscal Years; and

(4)           Thereafter, to the Members, pro rata in accordance with their respective Membership Percentages.

Section 1.5           Other Allocation Provisions.

(a)           Minimum Gain Chargeback.  Except as otherwise provided in Treasury Regulations 1.704-2(f), notwithstanding anything to the contrary in this Exhibit, if there is a net decrease in “partnership minimum gain” (within the meaning of Treasury Regulation § 1.704-2(d)) for a Fiscal Year, then there shall be allocated to each Member items of income and gain for such Fiscal Year equal to such Member’s share of the net decrease in partnership minimum gain (within the meaning of Treasury Regulation § 1.704-2(f), provided, that if the Company has any discretion as to an exception set forth in Treasury Regulation § 1.704-2(f)(5), the Managing Member may exercise such discretion on behalf of the Company).  In the event that the application of the minimum gain chargeback requirement would cause a distortion in the economic arrangement among the Members, the Managing Member may request that the Commissioner waive the minimum gain chargeback requirement pursuant to Treasury Regulation § 1.704-2(f)(4).  Any Member’s share of Company Minimum Gain shall be determined in accordance with Treasury Regulation §1.704-2(g)(1).  The foregoing is intended to be a “minimum gain chargeback” provision as described in Treasury Regulation § 1.704-2(f) and shall be interpreted and applied in all respects in accordance with that Treasury Regulation.

(b)           Member Minimum Gain Chargeback.  If during a Fiscal Year there is a net decrease in partner nonrecourse debt minimum gain (as determined in accordance with Treasury Regulation § 1.704-2(i)(3)), then, in addition to the amounts, if any, allocated pursuant to the preceding paragraph, any Member with a share of that partner nonrecourse debt minimum gain (determined in accordance with Treasury Regulation §1.704-2(i)(5)) as of the beginning of the Fiscal Year shall, subject to the exceptions in Treasury Regulation §1.704-2(i)(4) (including the exceptions analogous to those in Treasury Regulation §1.704-2(f)(2), (3), (4) and (5), provided, that if the Company has any discretion as to the exception set forth in Treasury Regulation §1.704-2(f)(5) as made applicable by Treasury Regulation §1.704-2(i)(4), the Managing Member may exercise such discretion on behalf of the Company), be allocated items of income and gain for the year (and, if necessary, for succeeding years) equal to that Member’s share of the net decrease in the partner nonrecourse debt minimum gain.  In the event that the application of the partner nonrecourse debt minimum gain chargeback requirement would cause a distortion in the economic arrangement among the Members, the Managing Member may request that the Commissioner waive the minimum gain chargeback requirement pursuant to Treasury Regulation §§1.704-2(f)(4) and 1.704-2(i)(4).  The foregoing is intended to be the “chargeback of partner nonrecourse debt minimum gain” required by Treasury Regulation §1.704-2(i)(4) and shall be interpreted and applied in all respects in accordance with that Treasury Regulation.

(c)           Nonrecourse Deductions.  Notwithstanding anything to the contrary in this Exhibit, nonrecourse deductions shall be allocated to the Members on a pro rata basis, in proportion to their Membership Percentages.  Nonrecourse deductions shall have the meaning set forth in Treasury Regulation §1.704-2(b)(1).

(d)           Qualified Income Offset.  If, during any Fiscal Year, a Member unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation § 1.704-1(b)(2)(ii)(d)(4), (5) or (6), which causes or increases a deficit balance in such Member’s Adjusted Capital Account, there shall be allocated to such Member items of income and gain (consisting of a pro rata portion of each item of Company income (including gross income, and gain for such year), in an amount and manner sufficient to eliminate such deficit as quickly as possible.  The foregoing is intended to be a “qualified income offset” provision as described in Treasury Regulation § 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied in all respects in accordance with that Treasury Regulation.  A Member’s “Adjusted Capital Account,” at any time, shall equal the Member’s Capital Account at such time (i) increased by the sum of (A) the amount of the Member’s share of partnership minimum gain as defined in Treasury Regulation §1.704-2(g)(1) and (3), (B) the amount of the Member’s share of partner nonrecourse debt minimum gain as defined in Treasury Regulation §1.704-2(i)(5), and (C) any amount of the deficit balance in its Capital Account the Member is obligated to restore on liquidation of the Company, and (ii) decreased by reasonably expected adjustments, allocations and distributions described in Treasury Regulation §§1.704-1(b)(2)(ii)(d)(4), (5) or (6).  The foregoing is intended to comply with the provisions of Treasury Regulation Sections 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied in all respects in accordance with that Treasury Regulation.

(e)           Member Nonrecourse Deductions.  Notwithstanding anything to the contrary in this Exhibit, to the extent required by Treasury Regulation §1.704-2(i), any items of income, gain, loss or deduction of the Company that are attributable to a nonrecourse debt of the Company that constitutes partner nonrecourse debt as defined in Treasury Regulation §1.704-2(b)(4) shall be allocated in accordance with the provisions of Treasury Regulation §1.704-2(i).  This Section 1.5(e) is intended to satisfy the requirements of Treasury Regulation §1.704-2(i) and shall be interpreted and applied in a manner consistent therewith.

(f)           Loss Limitation.  Notwithstanding anything to the contrary in Section 1.3(b) of this Exhibit,

(1)           The Net Losses allocated pursuant to Section 1.3(b) of this Exhibit to any Member for any Fiscal Year shall not exceed the maximum amount of Net Losses that may be allocated to such Member without causing such Member to have a negative balance in its Adjusted Capital Account at the end of such Fiscal Year.

(2)           If some but not all of the Members would have deficits in their Adjusted Capital Accounts as a consequence of allocations of Net Losses pursuant to Section 1.3(b) of this Exhibit, the limitations set forth in this Section 1.5(f)(2) shall be applied by allocating Net Losses pursuant to this Section 1.5(f)(2) only to those Members who would not have a deficit in their Adjusted Capital Accounts as a consequence of receiving such an allocation of Net Losses (the allocation of such Net Losses among those Members to be in proportion to their aggregate Capital Contributions to the Company).

(3)           If no other Member may receive an additional allocation of Net Losses pursuant to Section 1.5(f)(2) of this Exhibit, such additional Net Losses not allocated pursuant to said Section 1.5(f)(2) shall be allocated solely to those Members who bear the economic risks for such additional Net Losses within the meaning of Section 704(b) of the Code and the Treasury Regulations thereunder.

(g)           Reversal of Regulatory Allocations.  To the extent that any item of income, gain, loss or deduction has been specially allocated pursuant to paragraphs (a), through (e) of this Section 1.5 and such allocation is inconsistent with the way in which the same amount otherwise would have been allocated under Section 1.3 of this Exhibit, subsequent allocations under said Section 1.3 shall be made, to the extent possible and without duplication in a manner consistent with the Treasury Regulations under Code Section 704(b), which negate as rapidly as possible the effect of all such inconsistent allocations under paragraphs (a) through (e).  This Section 1.5(g) shall be interpreted and applied in such a manner and to such extent as is reasonably necessary to eliminate, as quickly as possible, permanent economic distortions that would otherwise occur as a consequence of the allocations pursuant to paragraphs (a) through (e) of this Section 1.5, in the absence of this Section 1.5(g).

(h)           Distributions of Property.  Solely for the purpose of adjusting the Capital Accounts of the Members, and not for tax purposes, if any property is distributed in kind to any Member, the difference between its fair market value (as determined in the reasonable judgment of the Managing Member) and its book value at the time of distribution shall be treated as gain or loss recognized by the Company and allocated pursuant to the provisions of Section 1.3 of this Exhibit.

(i)           Transfer of Membership Interest.  Except to the extent otherwise required by the Code and Treasury Regulations, if a Membership Interest or part thereof is transferred in any Fiscal Year, the items of income, gain, loss, deduction and credit allocable to such Membership Interest or part thereof, as the case may be, for such Fiscal Year shall be allocated to the person who held the interest on the date such items were realized or incurred by the Company as if the books of the Company had been closed, and the partnership tax year had ended, immediately after such transfer.  At the request of the transferee, the Managing Member may, in its sole discretion, make the election provided for in Code Section 754.

(j)           Order of Allocations.  Any allocations made pursuant to this Exhibit shall be made in the following order of priority:

(i)            Section 1.5(a);

(ii)           Section 1.5(b);

(iii)          Section 1.5(d);

(iv)          Section 1.5(e);

(v)           Section 1.5 (c);

(vi)          Section 1.5(g); and

(vii)         Section 1.3 as modified by Section 1.5(f).

(k)          Liquidation of Company.  In the event of a liquidation of the Company or any Member’s Interest in the Company, as defined in Treasury Regulation §1.704-1(b)(2)(ii)(g):  (1) Notwithstanding anything to the contrary that may be expressed or implied in this Exhibit (except paragraphs (a) through (j) of this Section 1.5), allocations of income, gain, loss, deduction and credit shall be allocated in a manner so that distributions to be made in connection with such liquidation shall be made in accordance with the positive Capital Account balances of the Member(s) entitled to receive such distributions, as described in Treasury Regulation Section 1.704-(1)(b)(2)(ii)(b), with the Code and other sections of the Treasury Regulations and, to the extent possible, in an amount equal to the aggregate net distributions that each such Member would have received pursuant to Article 4 of this Agreement; and (2) distributions made in accordance with a liquidation described in provision (1) hereof, shall, to the extent possible, be made within the time periods specified by Treasury Regulation §1.704-1(b)(2)(ii)(b).

Section 1.6          Allocations for Income Tax Purposes.  These provisions shall be applied as if all distributions and allocations were made at the end of the Fiscal Year.  Where any provision depends on the Capital Account of any Member, that Capital Account shall be determined after the operation of all preceding provisions for the year.  The income, gains, losses, deductions and credits of the Company for federal, state and local income tax purposes shall be allocated in the same manner as the corresponding items entering into the computation of Net Income and Net Losses were allocated pursuant to Sections 1.3 , 1.4 and 1.5 of this Exhibit; provided that solely for federal, local and state income and franchise tax purposes and not for book or Capital Account purposes, income, gain, loss and deduction shall be allocated, other than with respect to the tax basis of property, as follows:  in the case of property contributed in kind and other property to the extent applicable, in accordance with the principles of Code Sections 704(b) and 704(c) and the Treasury Regulations promulgated under such Code Sections.

Section 1.7          Distributions of Nonrecourse Liability Proceeds.  If during a Fiscal Year the Company makes a distribution to any Member that is allocable to the proceeds of any nonrecourse liability of the Company that is allocable to an increase in Company Minimum Gain pursuant to Treasury Regulation §1.704-2(h), then the Company shall elect, to the extent permitted by Treasury Regulation §1.704-2(h)(3), to treat such distribution as a distribution that is not allocable to an increase in Company Minimum Gain.

ARTICLE II
MISCELLANEOUS MATTERS

Section 2.1          Preparation of Records and Returns; Tax Matters Member. All federal, state and local income tax returns, and financial and accounting books and records of the Company shall be prepared under the direction of the Managing Member in its sole and absolute discretion, and all tax audits and litigation shall be conducted under the direction of the Managing Member in its sole and absolute discretion. The determination of whether the Company shall make available elections for accounting or federal, state or local income tax purposes shall be made by the Managing Member in its sole and absolute discretion. The Managing Member is hereby designated as the “tax matters partner” for the Company (as such term is defined in Section 6231(a)(7) of the Code). The tax matters partner shall promptly notify Members who do not qualify as “notice partners” within the meaning of Code Section 6231(a)(8) at the beginning and completion of an administrative proceeding at the Company level promptly upon such notice being received by the tax matters partner.

Section 2.2          Method of Making Contributions. References to contributions of property appearing in Article 1 of this Exhibit are included for the purpose of conforming to the requirements set forth in the Regulations and shall not give rise to an inference that contributions may be made in a form other than cash except as set forth in the Operating Agreement or any other written agreement of the Members.